Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES
OF
PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)
AT
US$8.25 NET PER SHARE
BY
MEDIARING LTD
(Singapore company registration no. 199304568R)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 12, 2006, UNLESS THE OFFER IS EXTENDED.
      MediaRing Ltd is offering to purchase at a price of US$8.25 net in cash per share, without interest, all issued ordinary shares of Pacific Internet Limited (“PacNet”), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together constitute our “Offer”).
      Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to options validly exercised on or before the final expiration date). We currently own 651,572 shares, or approximately 4.8%, of the issued shares of PacNet. This Offer is also subject to certain other conditions described in Section 14, “The Offer — Certain Conditions of this Offer.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
      The Singapore Exchange Securities Trading Limited assumes no responsibility for the correctness of any of the statements made, reports contained or opinions expressed in this Offer to Purchase.
      We are making this Offer pursuant to Rule 15 of The Singapore Code on Takeovers and Mergers and the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      If you are in any doubt about this Offer or the action that you should take, you should consult your stockbroker, bank manager, solicitor or other professional advisor immediately.
IMPORTANT
      Any shareholder desiring to tender all or any portion of its shares should, as applicable, (1) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to Mellon Investor Services LLC, the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase or (2) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth in Section 3, “The Offer — Procedure for Tendering Shares.” A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender shares as the registered shareholder using one of the methods set forth above.
      A shareholder who desires to tender shares and whose certificate(s) for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”
      Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for this Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks, trust companies or other nominees holding your shares.

The date of this Offer to Purchase is
May 12, 2006

i

SUMMARY TERM SHEET

•	This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

•	MediaRing Ltd (“MediaRing”) is offering to purchase at a price of US$8.25 net in cash per share, without interest, all issued ordinary shares of Pacific Internet Limited (“PacNet”). See Section 1, “The Offer — Terms of this Offer,” beginning on page 12 for a description of the terms of this Offer.

•	We currently own 651,572 shares, or approximately 4.8%, of the issued shares of PacNet.

•	Under The Singapore Code on Takeovers and Mergers (the “Singapore Code”), we cannot complete this Offer unless a sufficient number of shares are tendered such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options (as defined below) validly exercised on or before the final expiration date) (the “Minimum Tender Condition”).

•	If the Minimum Tender Condition is satisfied and this Offer is successful, PacNet will become a subsidiary of MediaRing, and we intend, when circumstances permit, to de-list PacNet from the Nasdaq National Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result:

•	PacNet shares would no longer trade on the Nasdaq National Market; and

•	PacNet would no longer file reports with the U.S. Securities and Exchange Commission (the “SEC”).

•	If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued PacNet voting shares, other than those already owned by us, our related corporations or respective nominees, we intend to exercise our right under the Companies Act of Singapore (“Singapore Companies Act”) to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.

•	Shareholders who participate in this Offer will receive cash for their shares earlier than shareholders who wait for the Compulsory Acquisition to occur (assuming that we will have a right to such Compulsory Acquisition). See Section 11, “The Offer — Compulsory Acquisition,” beginning on page 26.

•	The options (the “Options”) granted under the Pacific Internet Limited 1999 Share Option Plan (the “PacNet Share Option Plan”) are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the Options pursuant to this Offer. However, we are making a concurrent proposal to the holders of Options as described in Section 1.3, “The Offer — Terms of this Offer — Options” and in Schedule D hereto.

•	PacNet’s board of directors has not yet made any recommendation concerning this Offer.

QUESTIONS AND ANSWERS ABOUT THIS TENDER OFFER
WHO IS OFFERING TO PURCHASE MY SECURITIES?
      MediaRing Ltd, a Singapore company listed on the Mainboard of the Singapore Exchange Securities Trading Limited (“Singapore Exchange”), is offering to purchase your PacNet shares as described in this Offer to Purchase. See Section 10, “The Offer — Certain Information Concerning MediaRing,” for further information about us.
WHAT ARE THE AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?
      We are offering to purchase all PacNet shares that we do not own, including all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any options granted under the PacNet Share Option Plan (the “Options”). For information about the conditions to this Offer, see Section 14, “The Offer — Certain Conditions of this Offer.”
HOW MUCH IS MEDIARING OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
      We are offering to pay US$8.25 net in cash for each PacNet share, without interest. See Section 1, “The Offer — Terms of this Offer,” for information about the terms of this Offer.
WHAT IS THE MOST SIGNIFICANT CONDITION TO THIS OFFER?
      This Offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the “Minimum Tender Condition”). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this condition is satisfied. Prior to making this Offer, (i) our shareholders voted to approve this Offer and its implementation and (ii) the Info-Communications Development Authority of Singapore granted us permission to proceed with this Offer. See “Introduction” and Section 14, “The Offer — Certain Conditions of this Offer” for a complete description of all of the conditions to which this Offer is subject.
DOES MEDIARING HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?
      Yes. We have the financial resources to pay for all tendered shares pursuant to this Offer with our existing internal resources and committed financing facilities from United Overseas Bank Limited, as confirmed by UOB Asia Limited, our Singapore financial advisor. This Offer is not conditioned upon any financing arrangement. See Section 12, “The Offer — Source and Amount of Funds” and Section 13, “The Offer  — Confirmation of Financial Resources.”
WHY IS MEDIARING MAKING THIS OFFER?
      We recognize that there is an increasing trend of convergence of voice and data services. Increasing our ownership stake in PacNet would support our strategy to become a leading one-stop provider of voice and data services. MediaRing and PacNet have synergistic businesses and complementary geographical presence which could provide opportunities for cross-marketing and bundling of services. We believe that there will also be opportunities for cost rationalization through economies of scale. The enlarged group will become a premier provider of voice and data services in the Asia Pacific region.
IS THIS OFFER SUPPORTED BY THE PACNET BOARD OF DIRECTORS?
      The PacNet board of directors has not yet made any recommendation concerning this Offer. The PacNet board of directors is required to advise PacNet shareholders of its position on this Offer within ten business days under U.S. federal securities laws or within 14 calendar days under the Singapore Code, from the date of this Offer, whichever is earlier. The PacNet board of directors must also obtain competent independent advice on this Offer and it must communicate this advice in a circular to its shareholders. The approval of the PacNet board of directors is not a condition to this Offer.
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THIS OFFER?
      You may tender your shares in this Offer until 12:00 midnight, New York City time, on June 12, 2006, which is the scheduled expiration date of this Offer. You will have additional time to tender your shares if we extend the offering period or provide a subsequent offering period. See Section 3, “The Offer — Procedure for Tendering Shares,” for information about tendering your shares.
WHEN DOES THIS OFFER EXPIRE?
      The scheduled expiration date of this Offer is 12:00 midnight, New York City time, on June 12, 2006. However, we may extend the offering period or provide a subsequent offering period as discussed below.
CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
      Yes, we may extend the offering period if the conditions to this Offer have not been satisfied or if we are required to extend this Offer by the rules of the U.S. Securities and Exchange Commission (the “SEC”) or pursuant to the Singapore Code. We would announce an extension of the offering period no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of this Offer. The announcement would state the approximate number of shares tendered as of the scheduled expiration date and the extended expiration date. We may extend this Offer more than once; however, under the Singapore Code, this Offer must expire not later than 3:30 p.m., New York City time, on the 60th calendar day following the date of commencement of this Offer (unless the Singapore Securities Industry Council permits any further extension) (the “Final Day Rule”). See Section 1.7, “The Offer — Terms of this Offer — Key Timelines,” for information about extensions of this Offer.
WILL THERE BE A SUBSEQUENT OFFERING PERIOD?
      Subsequent to the final expiration date of this Offer and the purchase of all shares tendered during the offering period, we may at our discretion provide a subsequent offering period of at least 14 calendar days but not more than 20 business days, during which period shareholders who did not tender their shares during the offering period may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. See Section 1, “The Offer — Terms of this Offer” and Section 5, “The Offer — Rights of Withdrawal,” for more information concerning any subsequent offering period.
HOW DO I TENDER MY SHARES?
      If you hold the certificates for your shares, you should complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to the Depositary at the address listed on the back cover of this Offer to Purchase. If your broker or nominee holds your shares for you in “street name,” you must instruct your broker or nominee to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the final expiration date of this Offer, which is June 12, 2006, unless extended. If you cannot comply with any of these procedures on a timely basis, you may tender your shares by following the procedures for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
      You may withdraw previously tendered shares from this Offer at any time before the final expiration date of this Offer and, unless we have already accepted your shares for payment pursuant to the Offer, you may also withdraw your shares at any time after July 11, 2006. There would be no withdrawal rights during any subsequent offering period. See Section 5, “The Offer — Rights of Withdrawal,” for more information.
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
      You (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of this Offer to Purchase, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about withdrawal procedures, see Section 5, “The Offer — Rights of Withdrawal.”
WHEN AND HOW WILL I BE PAID FOR MY SHARES?
      Subject to the terms and conditions of this Offer, we will pay for all validly tendered and not withdrawn shares as promptly as practicable after the final expiration date of this Offer. If there is a subsequent offering period, we would pay for all validly tendered shares as promptly as practicable after they are tendered.
      We will pay for your validly tendered and not withdrawn shares by depositing the offer price with the Depositary who will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, the Depositary will not transmit our payment to you for your tendered shares until it receives either the certificates for the shares or a confirmation of the book-entry of such shares, a properly completed and duly executed Letter of Transmittal (or fax thereof) and any other required documents for such shares. See Section 3, “The Offer — Procedure for Tendering Shares.”
      We expect to make payment on or about the third business day following our acceptance for payment of any tendered shares and actual receipt by the Depositary of the above-mentioned documents. Further, our payment for tendered shares shall be subject to the timely issuance by PacNet’s share transfer agent of certificate(s) for such shares in our name or in the name of our nominee(s), or as we may direct, in the name of our financier or its nominee(s), which we expect to occur no later than the third business day following receipt by the share transfer agent of the tendered shares for transfer to us or as we may direct. See Section 2, “The Offer — Acceptance for Payment and Payment for Shares.”
IF THE TENDER OFFER IS SUCCESSFUL, WHAT SHOULD I BE AWARE OF?
      If the Minimum Tender Condition is satisfied and this Offer is successful, PacNet will become a subsidiary of MediaRing and we intend, when circumstances permit, to de-list PacNet from the Nasdaq National Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq National Market and PacNet would no longer file reports with the SEC.
      Our purchase of shares in this Offer will reduce the number of shares that would otherwise be publicly traded and will reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the PacNet shares.
      Upon successful completion of this Offer, our concurrent proposal made to the holders of Options as described herein will also become effective and holders of Options who have validly accepted our proposal will surrender their Options for cancellation.

IF THE TENDER OFFER IS SUCCESSFUL AND MEDIARING PURCHASES AT LEAST 90% OF THE VOTING SHARES THAT IT DOES NOT OWN, WHAT RIGHTS DOES MEDIARING HAVE IN RELATION TO THE SHARES THAT WERE NOT TENDERED?
      If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued PacNet voting shares, other than those already owned by us, our related corporations or respective nominees (the “90% Purchase Condition”), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.
WHEN DOES MEDIARING EXPECT TO COMPLETE THE COMPULSORY ACQUISITION?
      If the 90% Purchase Condition is satisfied prior to the final expiration date of this Offer or of any subsequent offering period (if applicable), we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration date of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection with the Singapore courts.
DO I HAVE THE RIGHT TO HAVE MY PACNET SHARES APPRAISED?
      Neither U.S. nor Singapore law provides PacNet shareholders with any appraisal rights in connection with this Offer.
IF THE TENDER OFFER IS SUCCESSFUL AND MEDIARING PURCHASES AT LEAST 90% OF THE ISSUED VOTING SHARES, WHAT RIGHTS DO I HAVE IF I HAVE NOT TENDERED MY SHARES?
      PacNet shareholders who have not tendered their shares in this Offer have the right, under the Singapore Companies Act, to require MediaRing to acquire their PacNet shares at the same purchase price (without interest) as the price for the shares purchased in the Offer, in the event that MediaRing acquires at least 90% of the issued voting shares of PacNet. PacNet shareholders who wish to exercise this right are advised to seek their own independent legal advice.
IS THIS OFFER TO PURCHASE DOCUMENT BEING SENT OR BEING MADE AVAILABLE TO ALL PACNET SHAREHOLDERS?
      Yes. We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (“Foreign Shareholders”) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
      On February 24, 2006, the trading day prior to the initial announcement of our intention to make this Offer, the reported closing price on the Nasdaq National Market was US$6.46 per share. On May 10, 2006, the second trading day prior to the date of this Offer, the reported closing price on the Nasdaq National Market was US$8.72 per share. You should obtain a recent market quotation for ordinary shares of PacNet in deciding whether to tender your shares. See Section 8, “The Offer — Price Range of Shares; Dividends,” for recent high and low closing sales prices of PacNet shares.
WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
      If you are the record owner of your shares and you tender your shares to us in this Offer, you will not pay brokerage fees or similar expenses. If you own your shares through a broker or nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charge will apply. We will pay all charges and expenses of Mellon Investor Services LLC, the Depositary for this Offer, and D.F. King & Co., Inc., the Information Agent for this Offer. See Section 3, “The Offer — Procedure for Tendering Shares.”
HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?
      If you are a U.S. taxpayer, your receipt of cash for PacNet shares in this Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences of this Offer to you. If you tender your shares to us in this Offer and do not either complete and sign the Substitute Form W-9 (applicable to U.S. holders) that is included in the Letter of Transmittal or provide the appropriate U.S. Internal Revenue Service Form W-8 (applicable to non-U.S. holders), we may be required to withhold 28% of the gross proceeds payable to you. See Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.”
ARE THERE ANY SINGAPORE TAX CONSEQUENCE FOR U.S. TAXPAYERS?
      Singapore does not impose a capital gains tax on sales of securities unless such gains are considered to be revenue in nature and derived from any trade carried on in Singapore by the seller of such securities. Such revenue gains will be taxable under Singapore’s Income Tax Act. No withholding tax is payable in Singapore on the consideration received on sales of shares. See Section 7, “The Offer — Singapore Tax Consequences for U.S. Taxpayers.”
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?
      If you have questions, need assistance or require copies of this Offer to Purchase, the Letter of Transmittal and related documents, you should contact the Information Agent at the following address and telephone numbers:
D. F. KING & CO., INC.
48 Wall Street
New York, New York 10005
Call Toll Free in the U.S.: 1 (888) 567-1626
Banks and Brokers Call: 1 (212) 269-5550

TO THE HOLDERS OF ORDINARY SHARES OF
PACIFIC INTERNET LIMITED:
INTRODUCTION
      MediaRing Ltd is offering to purchase at a price of US$8.25 net in cash per share, without interest, all issued ordinary shares of Pacific Internet Limited (“PacNet”), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together constitute our “Offer”). The per share offer price represents a 27.7% premium to US$6.46, the reported closing price on February 24, 2006, the trading day prior to the initial announcement of our intention to make this Offer, and a 5.4% discount to US$8.72, the reported closing price on May 10, 2006, the second trading day prior to the date of this Offer.
      Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options (as defined below) validly exercised on or before the final expiration date) (the “Minimum Tender Condition”). This Offer is also subject to certain other conditions described in Section 14, “The Offer — Certain Conditions of this Offer.”
      As of the date of this Offer, MediaRing owns 651,572 shares, or approximately 4.8%, of PacNet’s issued shares as of May 8, 2006, based on information provided to us by PacNet. As of May 8, 2006, there are 914,474 shares issuable pursuant to outstanding options (the “Options”) granted under the PacNet Share Option Plan, comprising 58,650 Options at an exercise price of S$9.38, 256,820 Options at an exercise price of S$10.69, 226,004 Options at an exercise price of S$11.22 and 373,000 Options at an exercise price of S$16.92, based on information provided to us by PacNet. As of May 8, 2006, PacNet has 13,518,162 issued ordinary shares and a potential maximum of 14,432,636 issued ordinary shares, assuming the valid exercise of all Options. Accordingly, based on the above figures, we believe that the Minimum Tender Condition would be satisfied upon the tender of at least approximately 6,107,510 shares, or 6,564,747 shares assuming all Options were validly exercised on or prior to the final expiration date.
      If you are the record owner of your shares and you tender your shares to us in this Offer, you will not pay brokerage fees or similar expenses. If you own your shares through a broker or nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charge will apply. We will pay all charges and expenses of Mellon Investor Services LLC, the Depositary for this Offer, and D.F. King & Co., Inc., the Information Agent for this Offer. See Section 3, “The Offer — Procedure for Tendering Shares.”
      If you are a U.S. taxpayer, your receipt of cash for PacNet shares in this Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences of this Offer to you. If you tender your shares to us in this Offer and do not either complete and sign the Substitute Form W-9 (applicable to U.S. holders) that is included in the Letter of Transmittal or provide the appropriate U.S. Internal Revenue Services (“IRS”) Form W-8 (applicable to non-U.S. holders), we may be required to withhold 28% of the gross proceeds payable to you. See Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.” Singapore does not impose a capital gains tax on sales of securities unless such gains are considered to be revenue in nature and derived from any trade carried on in Singapore by the seller of such securities. No withholding tax is payable in Singapore on the consideration received on sales of shares. See Section 7, “The Offer — Singapore Tax Consequences for U.S. Taxpayers.”
      The purpose of this Offer is to acquire control of PacNet and as many issued shares as possible as a first step in acquiring all issued shares of PacNet not owned by MediaRing. If the Minimum Tender Condition is satisfied and this Offer is successful, we intend, when circumstances permit, to de-list PacNet from the Nasdaq National Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq National Market and PacNet would no longer file reports with the SEC.
      If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the “90% Purchase Condition”), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.
      The Options are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the Options pursuant to this Offer. However, we are making a concurrent proposal to the holders of Options as described in Section 1.3, “The Offer — Terms of this Offer — Options” and in Schedule D hereto.
      The PacNet board of directors has not yet made any recommendation concerning this Offer. The PacNet board of directors is required to advise PacNet shareholders of its position on this Offer within ten business days under U.S. federal securities laws or within 14 calendar days under the Singapore Code, from the date of this Offer, whichever is earlier. The PacNet board of directors must also obtain competent independent advice on this Offer and it must communicate this advice in a circular to its shareholders. The approval of the PacNet board of directors is not a condition to this Offer.
      This Offer to Purchase and the documents related to or incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the PacNet shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

•	the inability to execute fully our business strategy after increasing our ownership stake in PacNet;

•	amendments in our business strategies or plans arising from changes in business or market conditions;

•	general economic, capital market and business conditions;

•	terrorist attacks on the United States, Singapore or other international targets;

•	competitive factors in the industries in which PacNet and MediaRing operate;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	such other risks and uncertainties described in PacNet’s filings with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

      The information contained in this Offer to Purchase concerning PacNet was obtained from publicly available sources or made available by PacNet to MediaRing. We do not take any responsibility for the accuracy of such information, and the sole responsibility of the MediaRing board of directors in this regard has been to ensure through reasonable inquiries that such information has been accurately and correctly extracted from such sources or accurately reflected or reproduced in this Offer to Purchase.
      THIS OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER (TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW) OF THE CONDITIONS DESCRIBED IN SECTION 14, “THE OFFER — CERTAIN CONDITIONS OF THIS OFFER.” THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 12, 2006, UNLESS WE EXTEND IT.
      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER.

SPECIAL FACTORS
Background of this Offer
      As part of the continuous evaluation of its businesses and plans, MediaRing regularly considers a variety of strategic options and transactions. From time to time over the past three years, as part of this ongoing evaluation, various directors and officers of MediaRing have had discussions and meetings with certain directors and officers of PacNet. During these discussions, the parties generally evaluated the synergies between MediaRing and PacNet and various co-marketing and cross-selling opportunities, including the possibility of a business merger. These discussions did not progress beyond preliminary stages and no transaction resulted between the parties involved.
      MediaRing also made two proposals to SembCorp Industries Ltd (“SembCorp”), a then substantial shareholder of PacNet, to purchase its interest at that time of approximately 28.8% in PacNet. We offered US$6.30 per share in March 2005 and US$7.30 per share in June 2005 to SembCorp for its PacNet shares. Our proposals to SembCorp were subject to due diligence and the approval of our shareholders. SembCorp did not accept our proposals.
      We continued to evaluate a strategic investment in PacNet given the increasing trend of convergence of our services and in August 2005, we began to purchase PacNet shares on the open market.
      On October 29, 2005, certain executive officers of MediaRing met with certain directors of PacNet to explore a possible strategic alliance or business co-operation between the two companies. Discussions were general in nature and no material non-public information was exchanged between the parties. Following that meeting, PacNet notified us that they would not consider any alliance or business co-operation with us as the timing was not appropriate. Since that meeting, there have been no further discussions between the companies on this matter, although we continued to monitor developments at PacNet and in the industry.
      On February 27, 2006, we announced our intention to commence this Offer subject to the satisfaction of certain pre-conditions, including certain approvals required under Singapore law and regulations. We delivered on that day the announcement of the pre-conditional offer to PacNet as well as a letter inviting PacNet to file jointly with us the required application for approval of this Offer to the Info-Communications Development Authority of Singapore (the “IDA”).
      On March 16, 2006, PacNet’s Singapore legal counsel informed our Singapore legal counsel that PacNet would be making a separate application to the IDA. Accordingly, on March 21, 2006, we made our own independent application to the IDA in respect of this Offer.
      On April 26, 2006, IDA, after consideration of both PacNet’s and our applications, unconditionally approved our proposal to make and implement this Offer. Our shareholders also approved this Offer on April 26, 2006. On April 27, 2006, we made a formal announcement that we would commence this Offer within 14 to 21 days of such announcement.
Reasons for and Purpose of this Offer; MediaRing’s Plans for PacNet
      We recognize that there is an increasing trend of convergence of voice and data services. Increasing our ownership stake in PacNet would support our strategy to become a leading one-stop provider of voice and data services. MediaRing and PacNet have synergistic businesses and complementary geographical presence which could provide opportunities for cross-marketing and bundling of services. We believe that there will also be opportunities for cost rationalization through economies of scale. The enlarged group will become a premier provider of voice and data services in the Asia Pacific region.
      MediaRing is in the principal business of providing international telecommunications services, focusing on Voice over Internet Protocol (“VoIP”), whereas PacNet is an Internet Service Provider, providing data, voice and video services. As customer demand for these services increasingly converges, we believe opportunities to bundle these services will become increasingly important as a means of new market penetration and customer retention.

      MediaRing and PacNet also have complementary geographic presence in various parts of the world, with MediaRing’s business presence in Singapore, Cambodia, Shanghai, Beijing, Hong Kong, Indonesia, Japan, Malaysia, Taiwan and Sunnyvale (USA), and PacNet’s established presence in Singapore, Australia, China, Hong Kong, India, Malaysia, the Philippines and Thailand. The existing network of operations for the two groups would serve as a platform for cross marketing of products and services.
      Further, with the established track records of the two companies in providing their services regionally, we believe the enlarged group will benefit from the strong branding and reputation of the two groups in inspiring confidence in the quality of the products and services provided. This will be an important advantage when competing against better entrenched incumbents.
      In addition, with the complementary services and geographic presence of MediaRing and PacNet, we believe that there will be opportunities for cost rationalization through economies of scale. Such operational synergies, if realized, are expected to enable the enlarged group to improve its efficiency and to compete more effectively.
      The purpose of this Offer is to acquire control of PacNet and as many issued shares as possible as a first step in acquiring all issued shares of PacNet not owned by MediaRing. If the Minimum Tender Condition is satisfied and this Offer is successful, PacNet will become a subsidiary of MediaRing and we intend, when circumstances permit, to de-list PacNet from the Nasdaq National Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq National Market and PacNet would no longer file reports with the SEC. If this Offer is successful and the 90% Purchase Condition is satisfied, we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.
      Except as otherwise described in this Offer to Purchase, MediaRing has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, reorganization or liquidation involving PacNet; (ii) any purchase, sale or transfer of a material amount of assets of PacNet; (iii) major changes to be introduced in PacNet’s business, including the redeployment of fixed assets of PacNet; (iv) any material change in PacNet’s present dividend rate or policy, or PacNet’s indebtedness or capitalization; (v) any material change in the management of PacNet; (vi) any change in any material term of the employment contract of any executive officer or any material change to the employment of employees of PacNet; or (vii) any other material change in PacNet’s corporate structure or business. We expressly reserve our right to alter the composition of the PacNet board of directors, including the appointment of our nominees on the PacNet board, as well as to change our plans with respect to PacNet based on future developments.
Minimum Tender Condition
      Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the “Minimum Tender Condition”). We currently own 651,572 shares, or approximately 4.8%, of the issued shares of PacNet. Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close until this condition is satisfied. See “Introduction” and Section 14, “The Offer — Certain Conditions of this Offer,” for a complete description of the conditions to which this Offer is subject.
Key Timelines
      You should note certain key timelines relating to this Offer which are set out in detail in Section 1.7, “The Offer — Terms of this Offer — Key Timelines.”

THE OFFER

1.	Terms of this Offer
     1.1 Offer Terms.
      MediaRing is offering to purchase all issued PacNet shares, on the terms and subject to the conditions in this Offer and on the following basis:
      For each PacNet share: US$8.25 net in cash, without interest
      We will acquire the shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of February 27, 2006, the date of our initial announcement of our intention to make this Offer, and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after February 27, 2006 (including any dividends that may be declared, made or paid in respect of the financial year ended December 31, 2005). See Section 15, “The Offer — Dividends and Distributions.”
      Upon the terms and subject to the conditions set forth in this Offer, and if this Offer is extended or amended, the terms and conditions of such extension or amendment, we will accept for payment and pay for all PacNet shares validly tendered and not withdrawn on or prior to the final expiration of this Offer.
      The shares acquired by MediaRing pursuant to this Offer may be held by a nominee company or companies on behalf of MediaRing or by MediaRing’s financier as security (see Section 12, “The Offer — Source and Amount of Funds”). We also reserve the right to transfer any of the acquired shares to any of our related corporations. Except for the above, as of May 10, 2006, there is no agreement, arrangement or understanding whereby any of the shares acquired pursuant to this Offer will or may be transferred to any other person.
     1.2 Shares Included in this Offer.
      We hereby extend this Offer, on the same terms and conditions, including the same offer price, to:

(a) all the issued PacNet shares, including those PacNet shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert* with MediaRing in connection with this Offer (other than PacNet shares already owned by MediaRing); and

     * Under the Singapore Code, persons “acting in concert” with MediaRing in connection with this Offer, shall comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company, and shall be presumed to include, inter alia, the following unless the contrary is established:

(a)	the following companies:
                  (i) a company;
                  (ii) the parent of (i);
                  (iii) the subsidiaries of (i);
                  (iv) the fellow subsidiaries of (i);
                  (v) the associated companies of any of (i), (ii), (iii) or (iv); and
                  (vi) companies whose associated companies include any of (i), (ii), (iii), (iv) or (v);

(b)	a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts);

(c)	a company with any of its pension funds and employee share schemes; and

(d)	partners.

(b) all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any outstanding options (the “Options”) granted under the PacNet Share Option Plan.
     1.3 Options.
      We hereby extend this Offer, on the same terms and conditions, including the same offer price, to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any Options. Based on information provided by PacNet, as of May 8, 2006, there were 914,474 shares issuable pursuant to Options. The Options are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the Options pursuant to this Offer. However, we are making a concurrent proposal to the holders of Options, the terms of which proposal are set out in Schedule D hereto. We are mailing such proposal to the holders of such Options as soon as practicable on the date of this Offer to Purchase.
     1.4 Conditional Offer.
      This Offer is conditioned upon the satisfaction of certain conditions set forth in Section 14, “The Offer — Certain Conditions of this Offer” (collectively, and together with the Minimum Tender Condition set forth below, all the conditions of this Offer are referred to as the “Conditions”) and the continued satisfaction of the Conditions upon the final expiration of this Offer. We have briefly summarized the Conditions below. We reserve the right to waive in whole or in part any of the Conditions (other than the Minimum Tender Condition).
      (a) Minimum Tender Condition

The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied.
      (b) Regulatory/ Third Party Approvals

All approvals and authorizations necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, MediaRing is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.
      (c) No Injunctions

No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or MediaRing.
      (d) No Material Transaction

No material transaction involving PacNet shall have been announced, entered into and/or completed or consummated prior to the final expiration of this Offer. See Section 14, “The Offer — Certain Conditions of this Offer” for a definition of what constitutes a material transaction.

(e)	No Material Adverse Change

Since December 31, 2005, there shall not have been any adverse change in PacNet and its subsidiaries taken as a whole nor any legal proceedings against PacNet or any of its subsidiaries which could have an adverse effect on PacNet and its subsidiaries taken as a whole, so as to result in either the net assets or the net profit after tax of the PacNet group to decrease by more than 5%.

(f)	Actions on the Part of PacNet

Since December 31, 2005, PacNet and its subsidiaries shall not have incurred any material indebtedness other than in the ordinary course of business, or entered into any material transaction (including any acquisition or sale) or taken any corporate action which might adversely affect the net assets or net profit after tax of the PacNet group by more than 5% or cause the average trading price of PacNet shares to fall by more than 10% of US$6.4675 for a period of ten consecutive trading days, or taken any other corporate action specified in greater detail in Section 14, “The Offer — Certain Conditions of this Offer.”
     1.5 No Irrevocable Undertaking.
      As of the date of this Offer to Purchase, neither MediaRing nor its concert parties has received any irrevocable undertaking from any holder of PacNet shares to accept or reject this Offer.
     1.6 Warranty.
      We will deem any tender of shares pursuant to this Offer to constitute an unconditional and irrevocable warranty by the tendering PacNet shareholder that it is acting on behalf of the beneficial owner of the tendered shares, and that MediaRing is purchasing the shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of February 27, 2006 (the date of our initial announcement of our intention to make this Offer) and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after February 27, 2006 (including any dividends that may be declared, made or paid in respect of the financial year ended December 31, 2005).
     1.7 Key Timelines
      (a) Initial Expiration Date

This Offer shall expire at 12:00 midnight, New York City time, on June 12, 2006 (the “Expiration Date”), unless and until MediaRing shall have extended the period for which this Offer is open, in which event, the term “Expiration Date” shall mean the latest time and date on which this Offer, as so extended by MediaRing, shall expire. Extensions shall always be subject to the Final Day Rule further described below. The period from the commencement of this Offer until 12:00 midnight, New York City time, on June 12, 2006, or as such as may be extended, is referred to as the “Offering Period.”
      (b) Extension of Offering Period

Subject to the applicable rules and regulations of the SEC and the Singapore Code, including the Final Day Rule further described below, MediaRing may extend the Offering Period by publicly announcing such extension. During any such extension of the Offering Period, all shares previously tendered and not withdrawn will remain subject to this Offer, subject to the right of a tendering shareholder to withdraw its previously tendered shares. See Section 5, “The Offer — Rights of Withdrawal.” We would announce an extension of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. The announcement would state the approximate number of shares tendered as of the previously scheduled Expiration Date and the number of shares owned by us before February 27, 2006, the percentages of the issued shares of PacNet represented by these numbers, and would announce the extended Expiration Date.

We may extend this Offer more than once; however, under the Singapore Code, this Offer must expire not later than 3:30 p.m., New York City time, on the 60th calendar day following the date of commencement of this Offer (unless the Singapore Securities Industry Council (the “SIC”) permits any further extension as discussed below). If this Offer is not successful on the first or any other scheduled Expiration Date, we have no obligation to extend this Offer.

      (c) Final Day Rule

Under the Singapore Code, the Offering Period must expire not later than 3:30 p.m., New York City time, on the 60th calendar day following the date of commencement of this Offer, or July 11, 2006 (the “Final Day Rule”), and all Conditions must be satisfied or waived or this Offer must lapse or be terminated on that date, provided that MediaRing may extend the Offering Period beyond such date with the permission of the SIC. The SIC will normally grant such permission if a competing offer has been announced. However, you should note that if we elect to provide a subsequent offering period as described in Section 1.8 below, such subsequent offering period may extend beyond July 11, 2006.
      (d) Revision to the Offer Price

If, during the Offering Period, MediaRing, in its sole discretion, revises the offer price and this Offer is scheduled to expire at any time earlier than the tenth business day (or 14th calendar day, if earlier) from the date that we dispatch our notification of the revision, we will extend the Offering Period for the longer of ten business days or 14 calendar days from the date of such notice, and the revised offer price will extend to all tenders previously received. Any revision to the offer price during the Offering Period will be notified to all PacNet registered shareholders in writing. In this Offer to Purchase, “business day” means any day on which securities are traded on the Nasdaq National Market and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      (e) Revisions to Terms other than the Offer Price

Subject to applicable regulations, MediaRing may:

(i) terminate or revise this Offer on the occurrence of any of the events specified in Section 14, “The Offer — Certain Conditions of this Offer,” subject to prior consultation with the SIC; and

(ii) waive any Condition (other than the Minimum Tender Condition) and change any other term of this Offer, subject to prior consultation with the SIC,

in each case, by publicly announcing such termination, revision, waiver or change, provided that we may extend the Offering Period depending on the materiality of the revision and in accordance with applicable law.
      (f) Notifications of Extension or Revision

We will immediately publicly announce any extension, termination, revision, waiver or change of this Offer, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including those which require us to promptly disseminate to shareholders in a manner reasonably designed to inform shareholders of any material change in the information published, sent or given to shareholders in connection with this Offer) and, without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement, provided that such information shall be made available to all PacNet shareholders as nearly as possible at the same time and in the same manner.
     1.8 Subsequent Offering Period.
      Subsequent to the Expiration Date and the purchase of all shares tendered during the Offering Period, we may at our discretion provide a subsequent offering period of at least 14 calendar days but not more than 20 business days. During a subsequent offering period, shareholders who did not tender their shares during the Offering Period may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. We would announce a subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date. All Conditions must be satisfied or waived prior to the commencement of any subsequent offering period. See

Section 1, “The Offer  — Terms of this Offer,” and Section 5, “The Offer — Rights of Withdrawal,” for more information concerning any subsequent offering period.
     1.9 Dissemination of Offer.
      Pursuant to the Singapore Code, PacNet has provided MediaRing with its shareholder list for the purpose of dispatching this Offer to registered holders of shares. We will dispatch this Offer to Purchase and the related Letter of Transmittal and other related documents to record holders of shares and to brokers, banks and similar person whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
     1.10 Foreign Shareholders.
      We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (“Foreign Shareholders”) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.

2.	Acceptance for Payment and Payment for Shares
      Upon the terms and subject to the Conditions, and if this Offer is extended or amended, the terms and conditions of such extension or amendment, we will accept for payment and pay for all PacNet shares validly tendered and not withdrawn on or prior to the final expiration of this Offer. Payment for tendered shares will occur as promptly as practicable after the expiration of the Offering Period. Shares tendered in any subsequent offering period will be immediately accepted for payment and payment will also occur promptly thereafter. In all cases, the Depositary will pay for tendered shares only after the timely receipt of:

(i) certificates evidencing such tendered shares, or confirmation of a book-entry transfer of tendered shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”);

(ii) a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal; and

(iii) any other required documents.
      Payment for tendered shares will be made by deposit of the offer price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from MediaRing and transmitting such payments to the tendering shareholders. We expect to make payment on or about the third business day following our acceptance for payment of any tendered shares and actual receipt by the Depositary of certificates or Book-Entry Confirmations with respect to such tendered shares. Further, our payment for tendered shares shall be subject to the timely issuance by PacNet’s share transfer agent of certificate(s) for such shares in our name or in the name of our nominee(s), or as we may direct, in the name of our financier or its nominee(s), which we expect to occur no later than the third business day following receipt by the share transfer agent of the tendered shares for transfer to us or as we may direct. Under no circumstances will interest on the offer price for tendered shares be paid, regardless of any delay in making such payment.
      If any tendered shares are not accepted for payment pursuant to the terms and conditions of this Offer for any reason, or if certificates are submitted for more shares than are tendered, certificates for such unpurchased shares will be returned, without expense to the tendering shareholder or, in the case of shares tendered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, such shares will be credited to an account maintained with the Book-Entry Transfer Facility, as soon as practicable following expiration or termination of this Offer.

3.	Procedure for Tendering Shares
      Valid Tender. To tender shares pursuant to this Offer, you must:

(i) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to Mellon Investor Services LLC, the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase, so that the Depositary receives the Letter of Transmittal on or prior to the Expiration Date;

(ii) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth below, so that the Depositary received the confirmation of delivery and Letter of Transmittal and Agent’s Message on or prior to the Expiration Date; or

(iii) comply with the guaranteed delivery procedures set forth below.
      A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender shares as the registered shareholder using one of the methods set forth above.
      The term “Agent’s Message” means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that MediaRing may enforce such agreement against the participant.
      Book-Entry Delivery. The Depositary will establish accounts with respect to the shares at the Book-Entry Transfer Facility for purposes of this Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer, either the Letter of Transmittal (or copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
      Signature Guarantees. Except as otherwise provided below, a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”) must guarantee all signatures on a Letter of Transmittal. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the shares) of shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers; in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by MediaRing, proper evidence satisfactory to MediaRing of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.
      Guaranteed Delivery. A shareholder who desires to tender shares pursuant to this Offer and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date, may tender such shares by following all of the procedures set forth below:

(i) make the tender by or through an Eligible Institution;

(ii) complete and execute a Notice of Guaranteed Delivery, substantially in the form provided by MediaRing, and deliver the Notice to the Depositary so that the Notice is received on or prior to the Expiration Date; and

(iii) either (a) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase, so that the Depositary receives the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery; or (b) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth above, so that the Depositary receives the confirmation of delivery and Letter of Transmittal and Agent’s Message within three trading days after the date of execution of the Notice of Guaranteed Delivery.
      The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or fax transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
      The method of delivery of the shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
      Other Requirements. Notwithstanding any provision hereof, the Depositary will pay for tendered shares only after the timely receipt of:

(i) certificates evidencing such tendered shares, or a Book-Entry Confirmation into the Depositary’s account at the Book-Entry Transfer Facility;

(ii) a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and

(iii) any other required documents.

      Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary. Under no circumstances will MediaRing pay interest on the offer price of the tendered shares, regardless of any extension of this Offering Period or any delay in making such payment.
      Tender Constitutes an Agreement. The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and MediaRing upon the terms and subject to the conditions of this Offer.
      Appointment of Proxies. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably constitutes and appoints designees of MediaRing as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the shares tendered by such shareholder and accepted for payment by MediaRing (and with respect to any and all other claims arising as a result of such shareholder’s holding of shares, dividends, distributions, return of capital, rights, other shares, or other securities issued or issuable in respect thereof on or after February 27, 2006). Such appointment is effective in respect of the shares tendered by the shareholders when, and only to the extent that, the Conditions of this Offer are fully satisfied or waived (as applicable) and MediaRing deposits the payment for such shares with the Depositary, and the shares tendered are not withdrawn. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). All such powers of attorney and proxies will be considered coupled with an interest in the tendered shares. MediaRing’s designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of PacNet, by written consent in lieu of any such meeting or otherwise, provided that, where relevant, the votes are to be cast as far as possible to satisfy any outstanding Conditions of this Offer. MediaRing reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon MediaRing’s payment for such shares, MediaRing must be able to exercise full voting rights with respect to such shares.
      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by MediaRing in its sole discretion, which determination will be final and binding, subject always to the applicable rules under the Singapore Code and the Exchange Act. We reserve the absolute right to reject any and all tenders that it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. We will not deem any tender of shares to be valid until all defects and irregularities relating thereto have been cured or waived to our satisfaction. None of MediaRing, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.
      Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made pursuant to this Offer, each tendering U.S. Holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal, and tendering non-U.S. Holders should complete and return IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. Holder” and “non-U.S. Holder” and a more detailed discussion of backup withholding, see Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.”

4.	Announcements
      By 9:00 a.m., New York City time, on the next business day following either (a) the Expiration Date, (b) any revision of this Offer, or (c) any extension of the Offering Period, we will announce and inform the Singapore Exchange of the total number of shares (as nearly as practicable):

(i) which have been validly tendered; and

(ii) owned by MediaRing and its concert parties before February 27, 2006, the date of our initial announcement of our intention to make this Offer,

and will specify the percentages of issued shares of PacNet represented by such numbers.
      If we receive tenders in respect of such number of shares so that, after the purchase of such tendered shares pursuant to this Offer, we would own more than 50% of the maximum potential issued shares of PacNet (being the total number of shares which would be in issue had all Options been validly exercised) (the “50% Tender Level”), notwithstanding that such event is subject to change as shareholders who tendered shares continue to have rights to withdraw their tenders on or prior to the Expiration Date, we will make an announcement to this effect by 9:00 a.m., New York City time, on the next business day following the date of occurrence of such event. We will make further announcements if any time such number of tenders are withdrawn such that the 50% Tender Level is no longer achieved and whenever we subsequently re-achieve the 50% Tender Level.

5.	Rights of Withdrawal
      Tenders of shares made pursuant to this Offer are irrevocable except that tenders may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 11, 2006. There will be no withdrawal rights during any subsequent offering period.
      For a withdrawal to be effective, you (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of this Offer to Purchase on or prior to the Expiration Date, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of any Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates.
      We will determine, in our all discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination shall be final and binding. None of MediaRing, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
      You may not rescind withdrawals of tender for shares, and we will deem any shares properly withdrawn not to have been validly tendered for purposes of this Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3, “The Offer — Procedure for Tendering Shares,” at any time on or prior to the Expiration Date or during a subsequent offering period, if one is provided.

6.	Material U.S. Federal Income Tax Consequences
     6.1 General
      The following discussion describes the material U.S. federal income tax consequences expected to result to the holders of shares whose shares are sold pursuant to this Offer or converted into the right to receive cash in the Compulsory Acquisition. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of this Offer and the Compulsory Acquisition or that any such contrary position would not be sustained by a court.
      This discussion is limited to holders who hold shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that no U.S. Holder (as defined below) actually or constructively owns 10% or more of the voting securities of PacNet. This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies” (“PFICs”), corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and persons holding shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of shares who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.
      WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THIS OFFER AND THE COMPULSORY ACQUISITION WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY FEDERAL STATE, LOCAL OR OTHER TAX LAWS.
      As used in this discussion, a “U.S. Holder” is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
      A non-U.S. Holder is any beneficial owner of shares who is not a U.S. Holder or a partnership for U.S. federal income tax purposes.
      If a partnership (or other entity or arrangement taxed as a partnership) holds shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences of this Offer and the Compulsory Acquisition.
     6.2 U.S. Holders
      Effect of this Offer and the Compulsory Acquisition. The receipt of cash in exchange for shares pursuant to this Offer or the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the PFIC rules discussed below, a U.S. Holder who receives cash in exchange for shares pursuant to this Offer or the Compulsory Acquisition will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.
      Passive Foreign Investment Company. Special United States federal income tax rules apply to U.S. persons owning shares of a PFIC. The determination of whether PacNet is a PFIC is made annually and subject to change. In general, PacNet will be a PFIC for any taxable year if (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (determined on a quarterly basis) is attributable to assets that produce passive income. On June 27, 2005, PacNet stated in a filing with the SEC that it did not believe it was or would become a PFIC in the future if it followed its projected acquisition and capital expenditure plans. PacNet has not filed any documents with the SEC notifying shareholders that it has become a PFIC since then. However, there can be no assurance that PacNet is not a PFIC.
      If PacNet were classified as a PFIC for any taxable year during which a U.S. Holder held shares, such U.S. Holder generally would be taxed at ordinary income tax rates on any gain realized on the sale of the shares pursuant to this Offer or the Compulsory Acquisition. Such U.S. Holder would also be subject to a special interest charge with respect to any such gain. However, a U.S. Holder of shares that has made a “mark-to-market” election to include as ordinary income the gain in its shares each year generally would not be subject to such interest charge. In addition, if PacNet were a PFIC, an indirect U.S. Holder may be treated as the owner of its proportionate amount of shares held by a related partnership, trust, PFIC or certain corporations, and U.S. Holders of shares may be treated as proportionate owners of any PFIC shares owned by PacNet.
      U.S. Holders that own shares during any year that it is a PFIC would be required to file a Form 8621 with the IRS. U.S. Holders should consult their own tax advisors as to the potential application of the PFIC rules to their disposition of shares.
      Information Reporting and Backup Withholding. Payments made to U.S. Holders pursuant to this Offer or the Compulsory Acquisition generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

     6.3 Non-U.S. Holders
      Effect of this Offer and the Compulsory Acquisition. A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares in this Offer or the Compulsory Acquisition unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.
      Gain described in the first bullet point generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Gain described in the second bullet point generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.
      Information Reporting and Backup Withholding. Payments made to non-U.S. Holders pursuant to this Offer and the Compulsory Acquisition may be subject to U.S. information reporting and backup withholding (currently at a rate of 28%). Non-U.S. Holders can avoid U.S. backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

7.	Singapore Tax Consequences for U.S. Taxpayers
      Any profits gained from the sale of the shares pursuant to this Offer will not be taxable in Singapore unless such gains are derived from any trade, business, profession or vocation carried on in Singapore by that person, and if such gains are considered to be revenue in nature. No withholding tax is payable in Singapore on the consideration received on sales of the shares.

8.	Price Range of Shares; Dividends
      The shares are listed and principally traded on the Nasdaq National Market under the symbol “PCNTF.” The following tables sets forth, for the calendar quarters and months indicated, the high and low closing sales prices and the monthly closing prices, respectively, for the shares on the Nasdaq National Market based upon public sources:

	Closing Sales Price (US$)

	Period End	High	Low

Quarterly Prices
2004:
Second Quarter	9.20	13.01	7.88
Third Quarter	6.64	9.03	5.95
Fourth Quarter	7.05	8.23	5.81
2005:
First Quarter	6.14	6.98	5.97
Second Quarter	6.00	7.31	5.38
Third Quarter	6.88	6.91	5.94
Fourth Quarter	5.75	6.97	5.75

	Closing Sales Price (US$)

	Period End	High	Low

2006:
First Quarter	8.55	8.60	5.66
Second Quarter through May 10	8.72	8.99	8.40
Monthly Prices
August 2005	6.34	6.72	5.94
September 2005	6.88	6.91	6.30
October 2005	6.30	6.97	6.12
November 2005	6.18	6.66	6.03
December 2005	5.75	6.06	5.75
January 2006	5.87	5.95	5.66
      On February 24, 2006, the trading day prior to the initial announcement of our intention to make this Offer, the reported closing price on the Nasdaq National Market was US$6.46 per share. On May 10, 2006, the second trading day prior to the date of this Offer (and being the latest practicable date prior to the date of this Offer), the reported closing price on the Nasdaq National Market was US$8.72 per share. The highest and lowest closing prices of the PacNet shares on the Nasdaq National Market during the last six months prior to May 10, 2006, being the latest practicable date prior to the date of this Offer, was US$8.99 and US$5.66, respectively.
      To date, PacNet has not declared or paid cash dividends on the shares. You should obtain a recent market quotation for ordinary shares of PacNet in deciding whether to tender your shares.
9. Certain Information Concerning PacNet
      Except as otherwise set forth herein, the information concerning PacNet contained in this Offer to Purchase has been made available by PacNet to MediaRing or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although MediaRing and the Information Agent have no knowledge that any statements contained herein based on such documents and records are untrue, MediaRing and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PacNet to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MediaRing or the Information Agent.
      General. PacNet was incorporated in Singapore on March 28, 1995 as Sembawang Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on March 17, 1998. On November 23, 1998, it was converted to a public company and was listed on the Nasdaq National Market on February 5, 1999. Its principal corporate offices are located at 89B Science Park Drive, #01-07, The Rutherford, Singapore 118261; telephone number 65-6872 0322. PacNet describes its business as follows:
      PacNet is the largest telco-independent Internet communications service provider by geographic reach in the Asia Pacific region. It provides integrated data, voice and video services to businesses and individuals across eight countries Singapore, China, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. PacNet has been sharpening its Internet engineering expertise since 1991, in the days of TechNet, the R&D unit of the National University of Singapore, making it one of the most experienced Internet Service Providers in the region. In 1995, PacNet commenced commercial Internet services in Singapore and started its regional expansion in 1996 both organically and through acquisitions.
      PacNet’s primary service offerings include basic Internet access services through dial-up, broadband, leased lines and value-added services like VPN (virtual private network), managed security, hosting, international roaming, voice and collaboration services, email outsourcing and many others.

      PacNet provides this broad range of Internet services to individuals and businesses through a regional network of more than 30 points of presence (POP) in seven countries. The PacNet group’s systems and network infrastructure are designed to provide customers with reliability and speed through efficient use of international bandwidth and implementation of a scalable infrastructure. This regional network footprint provides the PacNet group stronger bargaining power for collective negotiation of international bandwidth and the ability to build extensive peering relationships with international carriers.
      Intent to Tender; Recommendation; PacNet Opinion. As of the date hereof, (i) MediaRing does not know whether or not any executive officer, director or affiliate of PacNet intends to tender shares in this Offer, (ii) none of PacNet, its executive officers, directors or affiliates have made any public recommendation with respect to this Offer and (iii) PacNet has not made public any appraisal, report or opinion on the fairness of this transaction.
      Available Information. PacNet is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information concerning PacNet’s directors and officers, their remuneration, stock options granted to them, the principal holders of PacNet’s securities, any material interests of such persons in transactions with PacNet and other matters is required to be disclosed in proxy statements distributed to PacNet’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.
      Material Changes. Except as disclosed in this Offer to Purchase and publicly disclosed information relating to the PacNet group (including, without limitation, all announcements and financial information relating to the PacNet group released by PacNet), as at May 10, 2006, there has not been, within the knowledge of MediaRing, any material change in the financial position or prospects of the PacNet group, since December 31, 2004, being the date of the last audited balance sheet of PacNet laid before the PacNet shareholders in a general meeting held on June 3, 2005.

10.	Certain Information Concerning MediaRing
      General. MediaRing was incorporated under the name of “Mediacom Technologies Pte Ltd” on July 15, 1993. On October 18, 1999, MediaRing changed its name to “MediaRing.com Pte Ltd.” It changed its name to “MediaRing.com Ltd” when it was converted to a public company on October 25, 1999. On November 19, 1999, MediaRing was listed on the Official List of the Singapore Exchange. On November 6, 2002, it changed its name to MediaRing Ltd. The principal executive offices of MediaRing are located at 750A Chai Chee Road #05-01, Technopark @ Chai Chee, Singapore 469001; telephone number 65-6441 1213.
      The principal activities of MediaRing, its subsidiaries and associated company (the “MediaRing Group”) are marketing and sale of telecommunication services. Prior to the financial year ended December 31, 2001, the principal activities of the MediaRing Group were advertising and the provision of free VoIP communication services. Since then, the MediaRing Group has embarked on a new set of principal activities to transform from the provision of free telecommunications services to a fee-based model delivering telecommunication services via the Internet with a focus on the VoIP services to carriers, enterprises, service providers and consumers globally. MediaRing is also engaged in research and development, design and marketing of telecommunication software.
      The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of MediaRing are set forth in Schedule A to this Offer to Purchase.

      Except as set forth under “Special Factors” or Schedule B hereto, neither MediaRing nor, to the best knowledge of MediaRing, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any PacNet shares or has engaged in any transactions in shares in the past 60 days. Schedule B hereto sets forth any acquisitions of PacNet’s securities by MediaRing during the past two years.
      Except as set forth under “Special Factors” or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between MediaRing or, to the best knowledge of MediaRing, any of the persons listed in Schedule A hereto, on the one hand, and PacNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of MediaRing have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under “Special Factors,” neither MediaRing nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with PacNet or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this Offer.
      You should also refer to Schedule C hereto for additional information concerning MediaRing.
      Available Information. MediaRing is required to file reports and make announcements concerning material information relating to its business, shareholders, financial condition and other matters with the Singapore Exchange. MediaRing is required to announce through the Singapore Exchange its unaudited consolidated financial results on a semi-annual basis and distribute to its shareholders each year an annual report containing information as of the end of each financial year relating to its directors and officers, their remuneration, stock options granted to them, the substantial shareholders of MediaRing, and containing the audited financial statements of MediaRing for that financial year and an auditors’ report. MediaRing’s statutory accounts are also filed with the Accounting and Corporate Regulatory Authority of Singapore. Announcements and reports filed by MediaRing with the Singapore Exchange may be obtained electronically for limited periods at the Singapore Exchange’s website at http://www.sgx.com.
      FORWARD-LOOKING DISCLAIMER. MediaRing may publish statements, including statements in this Offer to Purchase, that are not strictly historical and are “forward-looking” statements. Although MediaRing believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, MediaRing can give no assurance that their expectations will be realized.

11.	Compulsory Acquisition
      Compulsory Acquisition. It is the intention of MediaRing to make PacNet its subsidiary. It is not the intention of MediaRing to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, MediaRing will exercise any rights of compulsory acquisition that MediaRing may have in connection with this Offer.
      If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the “90% Purchase Condition”), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the “Compulsory Acquisition”) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, MediaRing would own all of the issued shares of PacNet.
      If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection with the Singapore courts.

      THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT AND THE APPLICABLE RULES UNDER THE SINGAPORE CODE.
      Appraisal Rights. Neither U.S. nor Singapore law provides PacNet shareholders with any appraisal rights in connection with this Offer.
      Rights of Minority Shareholders. PacNet shareholders who do not tender their shares in this Offer have the right, under the Singapore Companies Act, to require MediaRing to acquire their PacNet shares at the same purchase price (without interest) as the price for the shares purchased in the Offer, in the event that MediaRing acquires at least 90% of the issued voting shares of PacNet. PacNet shareholders who wish to exercise this right are advised to seek their own independent legal advice.

12.	Source and Amount of Funds
      We estimate that the total amount of funds required to purchase all issued PacNet shares (other than those already owned by MediaRing), including all shares issued pursuant to the valid exercise of Options prior to the final Expiration Date (based on the information provided to us by PacNet as of May 8, 2006), pursuant to this Offer at the offer price of US$8.25 per share will be approximately US$113.7 million. The consideration for this Offer (including any revision thereof) will be funded by way of:

(a) existing internal resources of the MediaRing Group; and

(b) committed financing facilities, as described below.
      We have obtained a revolving loan facility from United Overseas Bank Limited (the “Lender”) that will permit us to draw down up to US$82 million for a term of up to 36 months after the date of first draw down or September 30, 2009, whichever is earlier, at an interest rate of 1.25% per annum plus the applicable Singapore Interbank Offered Rate (“SIBOR”) (for information purposes only, the six months U.S. dollar SIBOR for value May 10, 2006 is 5.2760%). The facility is subject to customary conditions to draw down, including that we have sufficient funds of our own and will on the initial date of draw down use our own funds to (i) purchase and become the owner of PacNet shares for an aggregate consideration of not less than US$40 million, and (ii) if the amount available pursuant to the facility is insufficient to fund the purchase of all the remaining PacNet shares, finance the purchase of all such remaining shares. As security for amounts drawn down under the loan facility, all the shares purchased by MediaRing in this Offer (including in the Compulsory Acquisition, if completed) and all PacNet shares currently owned by MediaRing will be charged to the Lender pursuant to a share charge agreement, and will be held in the name of the Lender or its nominee pursuant to such charge. The facility provides that the maximum loan commitment of the Lender shall be reduced and any outstanding loan amounts in excess of the reduced total commitment shall be repaid within one month, in the event the PacNet shares are de-listed from the Nasdaq National Market. A copy of the facility agreement dated as of May 9, 2006 between MediaRing and the Lender is filed as an exhibit to our Tender Offer Statement on Schedule TO filed by us pursuant to Rule 14d-3 under the Exchange Act with the SEC in connection with this Offer. Reference is made to such exhibit for a more complete description of the loan facility.
      We may repay the facility with our internal resources and some or all of the proceeds from our rights issue which will commence on or about May 19, 2006, and/or we may refinance the facility with new borrowings.
      The existing internal resources and committed financing facilities available to MediaRing will be sufficient to fund this Offer and this Offer is not conditioned upon any financing arrangement. MediaRing has not secured alternative financing sources for this Offer. As of the date of this Offer to Purchase, as far as MediaRing is aware, the Lender does not own any securities in PacNet for its own account.

13.	Confirmation of Financial Resources
      UOB Asia Limited, the Singapore financial advisor to MediaRing, confirms that sufficient financial resources are available to MediaRing to satisfy in full all tenders in respect of this Offer.

14.	Certain Conditions of this Offer
      Prior to making this Offer, (i) our shareholders voted to approve this Offer and its implementation and (ii) the IDA granted us permission to proceed with this Offer. Notwithstanding any other provision of this Offer but subject as provided in this Section 14, MediaRing shall not be required to accept for payment or pay for any tendered shares, may postpone the acceptance for payment of or pay for tendered shares and may, in its sole discretion, terminate or amend this Offer (i) if at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if at the expiration of the Offering Period, any of the other Conditions set forth below have not been satisfied or waived by MediaRing, subject to prior consultation with the SIC.
      (a) Regulatory/ Third Party Approvals

(i) All approvals, authorizations, clearances, licenses, orders, confirmations, consents, exemptions, grants, permissions, recognitions and waivers (the “Authorizations”) necessary or appropriate for or in connection with this Offer, the acquisition of any PacNet shares or other securities (or the equivalent) in PacNet or of control of any member of the PacNet group or any associated companies of PacNet (“PacNet Affiliates”) by MediaRing, and/or to carry on the business of any member of the PacNet group or any PacNet Affiliate (other than the approval of the IDA for the making of this Offer), from all governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative, fiscal or judicial agency, authority, body, court, association, institution, commission, department, exchange, tribunal or any other body or person whatsoever in any jurisdiction (each a “Relevant Authority”) and including without limitation, Relevant Authorities having jurisdiction over any member of the MediaRing Group or any of its associated companies (“MediaRing Affiliates”), and from persons or bodies with whom any member of the MediaRing Group or any MediaRing Affiliate or any member of the PacNet group or any PacNet Affiliate has entered into contractual arrangements) (i) having been obtained; (ii) if such Authorizations are subject to conditions, the fulfillment prior to the expiration of this Offer of all such conditions which are required to be fulfilled prior to the expiration of this Offer; and (iii) such Authorizations remaining in full force and effect and no notice or intimation of any intention to revoke, modify or not to renew any of the same having been received and all necessary statutory or regulatory obligations in connection with this Offer and its implementation in any jurisdiction having been complied with; and

(ii) all statutory and regulatory obligations in any jurisdiction having been complied with, all necessary or appropriate filings having been made, all necessary or appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulations of any jurisdiction shall have expired, lapsed or been terminated, in each case in connection with the Offer or the acquisition of any PacNet shares or other securities (or the equivalent) in PacNet or of control of any member of the PacNet group or any PacNet Affiliate.
      (b) No Injunctions

No Relevant Authority shall have taken, instituted, implemented or threatened or decided or proposed to take, institute or implement, including in relation to this Offer, any action, proceeding, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, decision, ruling, statement or order or taken any other steps, and there not continuing to be outstanding any statute, regulation, decision, ruling, statement or order, which would or might:

(i) make this Offer, its implementation or outcome or the acquisition of any PacNet shares or other securities (or the equivalent) in PacNet or of control of PacNet or any member of the PacNet group or any PacNet Affiliate void, illegal and/or unenforceable, or otherwise, directly or indirectly, restrict, restrain, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge, hinder or frustrate or be adverse to the same (including requiring any amendment or revision of the Offer);

(ii) require, prevent or delay the divestiture or alter the terms of a proposed divestiture by any member of the PacNet group or any PacNet Affiliate or any member of the MediaRing Group or any MediaRing Affiliate of all or any part of their respective businesses, assets or properties, or impose any limitation or prohibition on their ability to conduct their respective businesses or own any of their respective assets or properties or any part thereof or being able to carry on their respective businesses under any name which they presently do so;

(iii) impose any limitation on, or result in a delay in, the ability of the MediaRing Group and the MediaRing Affiliates, directly or indirectly, to acquire, hold or exercise effectively any rights of ownership of shares, loans or securities convertible into shares or any other securities (or the equivalent) in any member of the PacNet group or any PacNet Affiliate held or owned by it or to exercise management control over any member of the PacNet group or any PacNet Affiliate;

(iv) other than pursuant to the Offer, require any member of the MediaRing Group or any MediaRing Affiliate to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the PacNet group or any PacNet Affiliate or any asset owned by a third party;

(v) require, prevent or delay a divestiture by any member of the MediaRing Group or any MediaRing Affiliate of any shares or other securities (or the equivalent) in any member of the PacNet group or any PacNet Affiliate; and/or

(vi) otherwise materially and adversely affect the assets, business, financial condition, profits, liabilities, prospects or results of operations of any member of the PacNet group or any PacNet Affiliate, which may cause either the net assets or the net profit after tax of the PacNet group to be decreased by more than 5%.

      (c) No Material Transaction

No announcement, agreement, arrangement, memorandum of understanding and/or statement of intention (whether or not legally binding) relating to any Material Transaction (as defined below) shall have been released, entered into and/or completed or consummated.

For these purposes, a “Material Transaction” means a transaction or proposed transaction involving:

(i) any member of the PacNet group or any PacNet Affiliate or to which any member of the PacNet group or any PacNet Affiliate is a party (1) with a consideration or value (whether in cash or otherwise) equal to or greater than 5% of the unaudited consolidated net asset value of the PacNet group as of the financial year ended December 31, 2005, or (2) which is outside the ordinary course of business of the PacNet group;

(ii) any issue of PacNet shares or securities which carry voting rights in PacNet or are convertible into PacNet shares or securities which carry voting rights in PacNet, or rights to subscribe for or options in respect of such securities (including without limitation, the grant of options under the Share Option Plan and any stock split or consolidation); and

(iii) a recommendation, declaration or payment by any member of the PacNet group or any PacNet Affiliate of dividends or other distributions (including, without limitation, interim dividends),

(whether such transaction (aa) involves an acquisition, disposal, takeover or tender offer, scheme of arrangement or reconstruction, merger, consolidation or other combination, dual-listed companies structure, joint venture, strategic alliance or otherwise; or (bb) involves a single transaction or a number of related transactions and whether at one time or over a period of time).

      (d) No Material Adverse Change

Since December 31, 2005:

(i) there having been no adverse change in the assets, business, financial condition, profits, liabilities, prospects or results of operations of the PacNet group taken as a whole; and/or

(ii) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the PacNet group or any PacNet Affiliate which could have an adverse effect on the PacNet group taken as a whole, in each case so as to cause either the net assets or the net profit after tax of the PacNet group to be decreased by more than 5%.
      (e) Actions on the Part of PacNet

Since December 31, 2005, PacNet and its subsidiaries shall not have:

(i) incurred any indebtedness exceeding US$5 million other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

(ii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right, any material change in PacNet’s capitalization, or other right of PacNet or any of its subsidiaries or any comparable event not in the ordinary course of business;

(iii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that could adversely affect either the net assets or the net profit after tax of the PacNet group by more than 5%, or the average trading price of PacNet shares to fall by more than 10% of US$6.4675 (being the average closing price of the PacNet shares on Nasdaq National Market during the one month period immediately prior to the first announcement date, February 27, 2006) for a period of ten consecutive trading days;

(iv) transferred into escrow any amounts required to fund or made any payment or agreed to make any payment in relation to any existing or contingent benefit, right, employee share options, employment or severance agreement with any of PacNet’s officers or employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its officers, employees, consultants or directors, or made grants or awards or bonus payments thereunder, other than in the ordinary course of business or entered into or amended any agreement, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

(v) except as may be required by law, taken any action to terminate or amend any employee benefit plan or share option plan of PacNet or any of its subsidiaries, or MediaRing shall have become aware of any such action that was not disclosed in publicly available filings prior to February 27, 2006;

(vi) amended or authorized or proposed any amendment to PacNet’s constitutional documents, or MediaRing shall have become aware that PacNet or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to February 27, 2006; and

(vii) issued, sold, or authorized or announced or proposed the issuance of or sale to any person of any debt securities exceeding US$5 million in principal amount or any securities convertible into or exchangeable for debt securities exceeding US$5 million in principal amount or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities exceeding US$5 million in principal amount or incurred or announced its intention to incur any debt exceeding US$5 million in principal amount otherwise than in the ordinary course of business and consistent with past practice.

      We may waive the foregoing Conditions in whole or in part. We may assert the foregoing Conditions when the circumstances which give rise to the right to invoke such Conditions are of material significance to us in the context of this Offer and after prior consultation with the SIC.
      We shall publicly announce any waiver of the Conditions (other than the Minimum Tender Condition). All Conditions must be satisfied or waived on or before expiration of this Offer.

15.	Dividends and Distributions
      If, on or after the date hereof, PacNet should (i) split, combine or otherwise change the shares or its capitalization, (ii) acquire currently issued shares or otherwise cause a reduction in the number of issued shares or (iii) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares issued pursuant to the exercise of stock options issued as of the date hereof, then, subject to the provisions of Section 14, “The Offer — Certain Conditions of this Offer,” MediaRing may, in its sole discretion, make such adjustments as it deems appropriate in the offer price and other terms of this Offer, including, without limitation, the number or type of securities offered to be purchased, subject to prior consultation with the SIC.
      If, on or after February 27, 2006 but prior to the Expiration Date, PacNet should declare or pay any cash dividend, other distribution or return of capital on the shares, or issue with respect to the shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable or issuable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to this Offer to MediaRing or its nominee or transferee on PacNet’s stock transfer records, then, subject to the Conditions of this Offer being satisfied or waived (if applicable):
      (a) the offer price and other terms of this Offer may, in the sole discretion of MediaRing, be reduced by the amount of any such cash dividend, cash distribution or return of capital; and/or
      (b) the whole of any such non-cash dividend, distribution, return of capital or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of MediaRing and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of MediaRing, accompanied by appropriate documentation of transfer, or (ii) at the direction of MediaRing, be exercised for the benefit of MediaRing, in which case the proceeds of such exercise will promptly be remitted to MediaRing. Pending such remittance and subject to applicable law, MediaRing will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, return of capital, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by MediaRing in its sole discretion.
      The foregoing is without prejudice to MediaRing’s right to invoke (after consultation with the SIC, where applicable) any Conditions in respect of any dividend, distribution, return of capital or issuance proposed by PacNet.

16.	Certain Legal Matters
      General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to PacNet, MediaRing is not aware of any licenses or other regulatory permits which appear to be material to the business of PacNet and which might be adversely affected by the acquisition of shares by MediaRing pursuant to this Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares by MediaRing pursuant to this Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, MediaRing does not intend to delay the purchase of shares tendered pursuant to this Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to PacNet’s or MediaRing’s business or that certain parts of PacNet’s or MediaRing’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause MediaRing to elect to terminate this Offer without the purchase of the shares thereunder. MediaRing’s obligation under this Offer to accept for payment and pay for shares is subject to certain Conditions. See Section 14, “The Offer — Certain Conditions of this Offer.”
      Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The acquisition of voting securities of a non-U.S. issuer by a non-U.S. person is exempt from the requirements of the HSR Act if the non-U.S. issuer holds assets located in the U.S. having an aggregate total value of less than $50 million (as adjusted). We believe that PacNet holds assets located in the U.S. having an aggregate total value of less than $50 million (as adjusted) and therefore this Offer is not a reportable transaction under the HSR Act.
      Additional General Information. Your attention is also drawn to Schedule E hereto for additional general and statutory information relating to this Offer.

17.	Fees and Expenses
      Except as set forth below, MediaRing will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to this Offer.
      MediaRing has engaged UOB Asia Limited as Singapore financial advisor and Ivory Capital Asia Pte Ltd as advisor in connection with this Offer. MediaRing has agreed to pay UOB Asia a management fee of S$250,000 of which S$150,000 has been paid to date, with the balance payable over progressive stages of the engagement. MediaRing has agreed to pay Ivory Capital a retainer of S$100,000 (of which S$75,000 has been paid to date) and a contingency fee of up to US$250,000 payable if this Offer is successful, towards which the retainer shall be creditable, after completion of this Offer (including any Compulsory Acquisition). We have also agreed to reimburse our advisors for their out-of-pocket expenses incurred in connection with this Offer.
      MediaRing has retained D.F. King & Co., Inc. to act as the Information Agent in connection with this Offer. The Information Agent may contact holders of shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this Offer to beneficial owners of shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and MediaRing will indemnify the Information Agent against certain liabilities and expenses in connection with this Offer, including liabilities under the federal securities laws.
      MediaRing has retained Mellon Investor Services LLC to act as the Depositary in connection with this Offer. MediaRing will pay the Depositary reasonable and customary compensation for its services in connection with this Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by MediaRing for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18.	Miscellaneous
      We are not making this Offer to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may, however, in our sole discretion, take such action as we deem necessary to make this Offer in any such jurisdiction and extend this Offer to holders of shares in such jurisdiction. We are not aware of any jurisdiction in which the making of this Offer or the acceptance of shares in connection therewith would not be in compliance with the laws of such jurisdiction.
      We have filed with the SEC a Tender Offer Statement on Schedule TO furnishing certain additional information with respect to this Offer, and may file amendments thereto. You may examine and obtain copies of such Statement and any amendments thereto, including exhibits, from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 9, “The Offer — Certain Information Concerning PacNet.”
      We have not authorized any person to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you must not rely on such information or representation as if we had authorized it.

19.	Directors’ Responsibility Statement
      The directors of MediaRing (including those who may have delegated detailed supervision of this Offer to Purchase) have taken all reasonable care to ensure that the facts stated in this Offer to Purchase are fair and accurate and that no material fact has been omitted from this Offer to Purchase and they jointly and severally accept responsibility accordingly.
      Where any information has been extracted from published or otherwise publicly available sources or obtained from PacNet (including, without limitation, information relating to PacNet), the sole responsibility of the directors of MediaRing has been to ensure through reasonable enquiries that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Offer to Purchase.
MEDIARING LTD
May 12, 2006

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF MEDIARING
      The following persons are the executive officers and/or directors of MediaRing as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, present principal occupation, principal business of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of MediaRing. Each person listed below has his or her principal business address at the principal executive offices of MediaRing located at 750A Chai Chee Road #05-01, Technopark @ Chai Chee, Singapore 469001; telephone number 65-6441 1213.
Executive Officers of MediaRing

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Walter J. Sousa	Board Member; Executive Chairman	United States of America	Mr. Sousa joined the Board in October 1999 and was appointed Executive Chairman of MediaRing in September 2001. Previously, Mr. Sousa was the Chairman and Chief Executive Officer of AT&T Asia Pacific; and from 1999 to 2003, was Managing Director of GEAPC Tech Fund, a private equity fund.

Koh Boon Hwee	Board Member; Executive Director	Singapore	Mr. Koh joined the Board in April 1998 and was appointed an Executive Director of MediaRing on February 1, 2002. He is currently the Chairman of DBS Group Holdings Limited, the Chairman of the Nanyang Technological University Council and the Executive Chairman and Chief Executive Officer of Sunningdale Tech Ltd. Mr. Koh serves on the board of Temasek Holdings (Private) Limited and Agilent Technologies, Inc. He was previously the Chairman of Singapore Airlines Ltd (2001-2005), SIA Engineering Co. Ltd (2003-2005), the Singapore Telecommunications Group and its predecessor organization (1986-2001), Executive Chairman of the Wuthelam Group (1991-2000) and Chairman of Omni Industries Ltd (1996-2001).

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Khaw Kheng Joo	Board Member; Chief Executive Officer	Singapore	Mr. Khaw joined the Board in February 2002. He was appointed Chief Executive Officer on November 1, 2002. Mr. Khaw was previously President of Omni Electronics (2000-2001), a wholly-owned subsidiary of Omni Industries Ltd. Omni Industries Ltd was listed on the Singapore Exchange and was one of the largest electronic contract manufacturers in Asia prior to it being acquired by Celestica Inc in 2001. After the acquisition, Mr. Khaw joined Celestica Inc as their Senior Vice President. Mr. Khaw currently sits on the boards of Total Automation Ltd, Amtek Engineering Ltd, Senoko Power and Singapore Airport Terminal Services Limited. He is also a member of the advisory council for the business school of Singapore Polytechnic. He served for a year on the board of the Singapore Economic Development Board (2001-2002).

Yvonne Lau Yee Wan	Chief Financial Officer	Singapore	As Chief Financial Officer of MediaRing, Ms. Lau heads the Corporate Finance and Human Resource functions. Prior to her appointment at MediaRing in November 2001, Ms. Lau was Managing Director, Corporate Finance in the Internet Technology Group Ltd in 2000, and was previously also Executive Director in the Crimson Funds, a US$450 million Asian Fund. At Singapore Telecommunications Ltd, Ms. Lau held the position of Vice President (Corporate Finance) when it was listed on the Singapore Exchange.

William Tan	Senior Vice- President of Sales and Marketing	Singapore	Mr. Tan joined MediaRing in 1997 and is currently the Senior Vice President of Sales and Marketing. Prior to his appointment, Mr. Tan served as the Managing Director of PK Electronics (Asia Pacific) Pte Ltd, a manufacturer of uninterrupted power supply units, overseeing its Asia Pacific sales and operations. Mr. Tan was the General Manager of Ingram Micro, Inc., Singapore from 1992 to 1997, and from 1989 to 1992, Mr. Tan was employed as the Marketing Manager of Pacific Technology Pte Ltd, a local distributor of information technology products.

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nah Chin Gek	Senior Vice President of Operations	Singapore	As the Senior Vice President of Operations, Mr. Nah is responsible for the planning and operations of MediaRing’s global VoIP network for the provision of basic and enhanced voice services. Prior to joining MediaRing in April 2002, he was the Senior Director responsible for the planning and development of Singapore Telecom’s global network using both traditional as well as the next generation IP-based switching technology for global voice services.
Directors of MediaRing

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Walter J. Sousa	Board Member; Executive Chairman	United States of America	Please refer to “— Executive Officers of MediaRing” for additional information regarding Mr. Sousa’s employment history.

Koh Boon Hwee	Board Member; Executive Director	Singapore	Please refer to “— Executive Officers of MediaRing” for additional information regarding Mr. Koh’s employment history.

Khaw Kheng Joo	Board Member; Chief Executive Officer	Singapore	Please refer to “— Executive Officers of MediaRing” for additional information regarding Mr. Khaw’s employment history.

Eileen Tay-Tan Bee Kiew	Board Member	Singapore	Ms. Tay was appointed to the board of directors on October 2, 2002. She joined KPMG as a Partner on January 2, 1991. She had been in the public accounting field for more than 25 years and her key areas of experience include audit and tax. In addition, Ms. Tay is a Fellow of Chartered Institute of Management Accountants (UK), Fellow of CPA Australia, Fellow of the Institute of Certified Public Accountants of Singapore and Licentiate of Trinity College, London.

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Sin Hang Boon	Board Member	Singapore	Mr. Sin joined the Board on June 9, 2003 and is currently also holding directorships at Ideas Services Pte Ltd and Sirius Consulting Pte Ltd. Mr. Sin has been in the telecommunications industry for 41 years before his retirement in 2002. During his career, he has undertaken responsibilities in a wide range of functional areas. In 1999, he was appointed the Chief Executive Officer of SingTel International, heading the strategic investment arm of the SingTel Group. After his retirement from SingTel, he has taken on the role as advisor to SingTel and is representing SingTel on several joint venture boards overseas. From 1999 to 2004, Mr. Sin was a director of Belgacom S.A. and ADSB Telecommunications B.V. Mr. Sin was also a director of Singapore Telecom ADSB (Netherlands Antilles) N.V. from 1999 to 2002.

Thomas Henrik Zilliacus	Board Member	Finland	Appointed as non-executive Director in February 2002, Mr. Zilliacus is the founder and Executive Chairman of Mobile FutureWorks Inc, a company which is a developer and investor in the mobile space. He is also the Executive Chairman of OpenMobile Corporation, a leading global enabler of premium-priced mobile-originated mobile value-added services and the former head of Nokia’s Asian operations. In addition, Mr. Zilliacus is also the Executive Chairman of AsiaCom One (S) Pte Ltd.

SCHEDULE B
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT IN PACNET
      A. Interests of MediaRing’s Directors and Controlling Shareholders in this Offer.
      As at the date of this Offer to Purchase, none of the directors of MediaRing or (so far as the directors of MediaRing are aware) any controlling shareholder of MediaRing has any interest, direct or indirect, in this Offer (other than by reason only of being a director or shareholder of MediaRing, as the case may be).
      B. Disclosures of Holdings and Dealings in PacNet Shares
      1. Except as disclosed below and based on information available to MediaRing as at the date of this Offer to Purchase, neither MediaRing nor its concert parties (including MediaRing’s directors and executive officers) owned, controlled or has agreed to acquire any PacNet shares as at the date of this document:

	Direct Interest		Deemed Interest

	No. of PacNet Shares	%	No. of PacNet Shares	%

MediaRing	651,572	4.8 (1)	—	—

Note:

(1)	Based on 13,518,162 issued shares of PacNet as of May 8, 2006, as provided by PacNet.
     2. Except to the extent disclosed below, neither MediaRing nor its concert parties (including MediaRing’s directors and executive officers) has dealt for value in any PacNet shares during the period commencing seven months prior to the February 27, 2006 (being the date of the initial announcement of our intention to make this Offer) and ending on the date of this Offer to Purchase (the “Reference Period”). Except as disclosed below, MediaRing has not acquired any securities of PacNet during the past two years.

	No. of PacNet	Average Price Paid
Date of Purchase	Shares	Per PacNet Share	Total Amount Paid

		(US$)	(US$)
August 3, 2005	50,000	6.37970	318,985.00
August 4, 2005	85,000	6.34390	539,231.50
August 17, 2005	30,000	6.15040	184,512.00
August 18, 2005	30,000	6.18150	185,445.00
August 19, 2005	30,000	6.24883	187,464.90
August 22, 2005	50,000	6.50000	325,000.00
August 23, 2005	25,140	6.58780	165,617.29
August 23, 2005	28,884	6.54699	189,103.26
August 24, 2005	28,800	6.67892	192,352.90
August 25, 2005	50,000	6.61900	330,950.00
August 26, 2005	17,400	6.60782	114,976.07
August 29, 2005	43,500	6.69510	291,236.85
September 1, 2005	4,700	6.35000	29,845.00
September 2, 2005	5,151	6.43397	33,141.38
September 12, 2005	10,365	6.55760	67,969.52
September 22, 2005	42,800	6.50000	278,200.00
September 23, 2005	5,655	6.46693	36,570.49
September 27, 2005	36,203	6.36370	230,385.03
September 28, 2005	95	6.35000	603.25
September 29, 2005	1,800	6.48889	11,680.00

B-1

	No. of PacNet	Average Price Paid
Date of Purchase	Shares	Per PacNet Share	Total Amount Paid

		(US$)	(US$)
October 13, 2005	1,000	6.45000	6,450.00
December 23, 2005	30,000	5.90538	177,161.40
December 29, 2005	20,079	5.79455	116,348.77
January 3, 2006	25,000	5.97820	149,455.00

Total	651,572		4,162,684.61

      The above purchases were funded by the internal resources of the MediaRing Group.

B-2

SCHEDULE C
ADDITIONAL INFORMATION CONCERNING MEDIARING
A. Interests of Directors, Substantial Shareholders and Controlling Shareholders of MediaRing
      1. Directors. The interests of the directors of MediaRing in MediaRing shares and debentures, based on information as recorded in the Register of Directors’ Shareholdings of MediaRing maintained pursuant to Section 164 of the Singapore Companies Act, as at May 10, 2006, were as follows:

	Direct Interest		Deemed Interest

	No. of MediaRing		No. of MediaRing
Name of Director	Shares	%	Shares		%

Walter J. Sousa	650,000	0.07	—		—
Khaw Kheng Joo	—	—	—		—
Koh Boon Hwee	1,300,000	0.14	2,915,190	(1)	0.32
Thomas Henrik Zilliacus	—	—	—		—
Sin Hang Boon	49,000	0.005	—		—
Eileen Tay-Tan Bee Kiew	121,000	0.01	370,000	(2)	0.04

Notes:

(1)	Koh Boon Hwee is deemed to have an interest in 2,915,190 MediaRing shares held by his wife, Leong Siew Fong.

(2)	Eileen Tay-Tan Bee Kiew is deemed to have an interest in 370,000 MediaRing shares held by her husband, Tay Seow Pin.
     As at May 10, 2006, the outstanding options granted to the directors of MediaRing are as follows:

		Option Exercise
Name of Director	No. of Options	Price	Option Expiry Date

		(S$)
Walter J. Sousa	3,000,000	0.1370	September 6, 2011
	10,000,000	0.1540	January 31, 2012
	138,333	0.1550	July 15, 2012
Khaw Kheng Joo	134,795	0.1000	May 28, 2013
	10,000,000	0.1030	November 1, 2012
	5,000,000	0.1350	September 11, 2013
	1,500,000	0.1590	February 28, 2015
	750,000	0.1810	January 16, 2014
Koh Boon Hwee	16,986	0.1000	May 28, 2013
	10,000,000	0.1540	January 31, 2012
	200,000	0.1550	July 15, 2012
	6,000,000	0.2500	January 31, 2012
Thomas Henrik Zilliacus	168,219	0.1000	May 28, 2013
	200,000	0.1510	April 27, 2015
	200,000	0.1960	April 26, 2014
	300,000	0.3160	April 27, 2016
Sin Hang Boon	200,000	0.1510	April 27, 2015
	63,877	0.1960	April 26, 2014
	300,000	0.3160	April 27, 2016

		Option Exercise
Name of Director	No. of Options	Price	Option Expiry Date

		(S$)
Eileen Tay-Tan Bee Kiew	15,863	0.1000	May 28, 2013
	200,000	0.1510	April 27, 2015
	113,000	0.1960	April 26, 2014
	300,000	0.3160	April 27, 2016
      2. Substantial Shareholders. The interests of the substantial shareholders of MediaRing in MediaRing shares, based on information as recorded in the Register of Substantial Shareholders of MediaRing maintained pursuant to Section 88 of the Singapore Companies Act, as at May 10, 2006, were as follows:

	Direct Interest		Deemed Interest

	No. of MediaRing		No. of MediaRing
	Shares	%	Shares	%

Venture One Finance Limited(1)	150,330,214	16.45	—	—
NewSmith Opportunities Private Equity Fund LP(2)	—	—	150,330,214	16.45
NewSmith Capital GP Limited(3)	—	—	150,330,214	16.45
NewSmith Capital Partners LLP(4)	—	—	150,330,214	16.45
GGV II Delaware L.L.C.(5)	—	—	150,330,214	16.45
Granite Global Ventures II, L.P.(6)	—	—	150,330,214	16.45
Granite Global Ventures II, L.L.C.(7)	—	—	150,330,214	16.45
L&H Investment Company	53,092,270	5.81	—	—
Pol Lucien Comeel Houspie(8)	—	—	53,092,270	5.81
Paramount Assets Investments Pte. Ltd.	80,000,000	8.75	—	—
Lee Pineapple Company (Pte) Limited(9)	—	—	80,000,000	8.75

Notes:

(1)	Messrs Walter J. Sousa and Koh Boon Hwee, directors of MediaRing, collectively hold just under 10% of the issued shares of Venture One Finance Limited.

(2)	NewSmith Opportunities Private Equity Fund LP is deemed to have an interest in 150,330,214 MediaRing shares by virtue of its 45% shareholding in Venture One Finance Limited.

(3)	NewSmith Capital GP Limited is deemed to have an interest in 150,330,214 MediaRing shares by virtue of it being the general partner of NewSmith Opportunities Private Equity Fund LP, which in turn has a 45% shareholding interest in Venture One Finance Limited.

(4)	NewSmith Capital Partners LLP is deemed to have an interest in 150,330,214 MediaRing shares through its 100% shareholding in NewSmith Capital GP Limited, the general partner of NewSmith Opportunities Private Equity Fund LP, which in turn has a 45% shareholding interest in Venture One Finance Limited.

(5)	GGV II Delaware L.L.C. is deemed to have an interest in 150,330,214 MediaRing shares by virtue of its 45% shareholding in Venture One Finance Limited.

(6)	Granite Global Ventures II, L.P. is deemed to have an interest in 150,330,214 MediaRing shares by virtue of its 97.95% shareholding interest in GGV II Delaware L.L.C., which in turn has a 45% shareholding interest in Venture One Finance Limited.

(7)	Granite Global Venture II, L.L.C. is deemed to have an interest in 150,330,214 MediaRing shares by virtue of it being the general partner of Granite Global Ventures II, L.P., which in turn has a 97.95% shareholding interest GGV II Delaware L.L.C., which in turn holds a 45% shareholding interest in Venture One Finance Limited.

(8)	Pol Lucien Comeel Houspie is deemed to have an interest in 53,092,270 MediaRing shares by virtue of his equity interest in L&H Investment Company.

(9)	Lee Pineapple Company (Pte) Limited is deemed to have an interest in 80,000,000 MediaRing shares by virtue of its 100% shareholding in Paramount Assets Investments Pte. Ltd.

B. Financial Information on MediaRing
      1. Past Performance. Financial information for the three financial years ended December 31, 2005 is set out below. Information for the financial year ended December 31, 2005 (“FY 2005”) is based on the MediaRing Group’s audited consolidated financial statements for FY 2005 as set out in its Annual Report for FY 2005. Financial information for the financial years ended December 31, 2004 (“FY 2004”) and December 31, 2003 (“FY 2003”) are based on the audited financial statements for those years, restated to conform to the changes to the Singapore Financial Accounting Standards (“FRS”) applicable with effect from January 1, 2005.
      The restated consolidated profit and loss financial information of the MediaRing Group for FY 2003, FY 2004 and the audited consolidated financial information for FY 2005 are set out below:

	FY 2003	FY 2004	FY 2005

	US$’000	US$’000	US$’000
			Audited
	Restated based on
	audited financial
	statements(1)
Turnover	29,981	51,882	95,153
Other income	172	55	1
(Less)/ Add:
Direct service fees incurred	(14,961)	(25,113)	(41,907)
Commissions and other selling expenses	(6,282)	(13,693)	(31,489)
Personnel costs	(7,267)	(8,318)	(10,240)
Infrastructure costs	(1,962)	(1,859)	(2,195)
Depreciation of fixed assets	(1,049)	(1,101)	(1,310)
Amortization of intangible assets	(67)	(92)	(113)
Marketing expenses	(374)	(280)	(317)
Foreign exchange (loss)/gain	142	538	(237)
Other operating expenses	(2,481)	(2,630)	(3,652)
Share of results of an associate	—	—	(46)

Profit/(loss) from operating activities	(4,148)	(611)	3,648
Interest income	759	789	1,066
Non-operating income	49	263	453

Profit/(loss) from operating activities before taxation	(3,340)	441	5,167
Less: taxation	—	—	—

Net profit/(loss) for the year	(3,340)	441	5,167

EPS (Basic)
US Cents	(0.45)	0.06	0.64

Note:

(1)	With effect from FY 2005, MediaRing adopted FRS21 (revised): “The Effects of Changes in Foreign Exchange Rates”, and FRS102: “Share Based Payments.” The MediaRing Group’s FY 2003 and FY 2004 financial information have been restated to reflect the adoption of the aforesaid standards.
     MediaRing has not declared any dividend for the last three financial years ended December 31, 2005.

      2. Financial Position. The consolidated balance sheets of the MediaRing Group as of December 31, 2003, 2004 and 2005 are as follow:

	December 31

	2003	2004	2005

	US$’000	US$’000	US$’000
			Audited
	Restated based on
	audited financial
	statements(1)
Share capital	44,745	45,044	54,113
Share premium	70,409	70,418	75,887
Accumulated losses	(88,711)	(88,270)	(83,163)
Other reserves	42	336	215
Translation reserves	(124)	(136)	(146)

Total shareholders’ equity	26,361	27,392	46,906

Fixed assets	2,041	2,218	2,542
Intangible assets	77	169	186
Investment in an associate	—	—	154
Investment in long-term bonds and deposits	12,851	11,245	5,661
Other investments	250	263	3,716
Current assets	19,828	24,260	48,487

Stocks	155	275	276
Trade debtors	3,210	2,356	2,172
Other debtors and deposits	746	750	1,210
Prepayments	1,442	2,241	3,178
Due from an associate	—	—	333
Investments in short-term bonds	4,696	1,995	2,420
Fixed deposits	7,701	14,649	37,437
Cash and bank balances	1,878	1,994	1,461

Current liabilities	(8,686)	(10,763)	(13,840)

Trade creditors	(2,362)	(1,982)	(2,834)
Other creditors and accruals	(3,014)	(3,484)	(4,614)
Deferred revenue	(3,310)	(5,297)	(6,392)

Net current assets	11,142	13,497	34,647

Net assets	26,361	27,392	46,906

Note:

(1)	With effect from FY 2005, MediaRing adopted FRS21 (revised): “The Effects of Changes in Foreign Exchange Rates,” and FRS102: “Share Based Payments.” The MediaRing Group’s FY 2003 and FY 2004 financial information have been restated to reflect the adoption of the aforesaid standards.
     3. Material Changes in MediaRing’s Financial Position. Other than as disclosed herein and except for information on the MediaRing Group which is publicly available, including its Annual Report for FY 2005, there are no publicly known material changes in the financial position of the MediaRing Group since December 31, 2005, being the date of its last published audited accounts.
      MediaRing has not published any interim statements or preliminary announcements since December 31, 2005, being the date of its last published audited accounts.

      4. Significant Accounting Policies. Extracts of the significant accounting policies from MediaRing’s Annual Report for 2005 are as follows:
      4.1 Basis of preparation

The consolidated financial statements of the MediaRing Group and the balance sheet of MediaRing have been prepared in accordance with Singapore Financial Reporting Standards (“FRS”).

The financial statements have been prepared on a historical cost basis except for available-for-sale financial assets that have been measured at their fair values.

The financial statements are presented in United States Dollars (“USD” or “$”) which is MediaRing’s functional currency and all values are rounded to the nearest thousand ($’000) except when otherwise indicated.
      4.2 Changes in accounting policies

The accounting policies have been consistently applied by the MediaRing Group and MediaRing and are consistent with those used in the previous financial year, except for the changes in accounting policies discussed below.

(a) Adoption of new FRS

On January 1, 2005, the MediaRing Group and MediaRing adopted the following standards mandatory for annual financial periods beginning on or after January 1, 2005.

•	FRS 39, Financial Instruments: Recognition and Measurement;

•	FRS 102, Share-based Payment;

•	FRS 103, Business Combinations, including amendments to FRS 36 (revised), Impairment of Assets and FRS 38 (revised), Intangible Assets; and

•	FRS 105, Non-Current Assets Held for Sale and Discontinued Operations.

(i) FRS 39, Financial Instruments: Recognition and Measurement

The MediaRing Group and MediaRing adopted FRS 39 prospectively on January 1, 2005. At that date, financial assets within the scope of FRS 39 were classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments or available-for-sale financial assets, as appropriate. Financial assets that were classified as financial assets at fair value through profit or loss and available-for-sale financial assets were measured at fair value while loans and receivables and held-to-maturity investments were measured at amortized cost using the effective interest rate method. At January 1, 2005, differences between the carrying values and fair values of financial assets at fair value through profit or loss were recognized in accumulated losses while the differences between carrying values and fair values of available-for-sale financial assets were recognized in the fair value adjustment reserve. For investments carried at amortized cost, any differences between the carrying values and amortized costs as at January 1, 2005 were recognized in accumulated losses.

At January 1, 2005, financial liabilities (other than derivative financial instruments) within the scope of FRS 39 were measured at amortized costs using the effective interest rate method. Any difference between the carrying values and amortized costs as at January 1, 2005 were recognized in accumulated losses.

Under the transitional provisions of FRS 39, the change in accounting policy on January 1, 2005 resulted in the following net adjustments at that date:

•	An increase of $60,000 to the MediaRing Group’s and MediaRing’s accumulated losses.

•	An increase of $221,000 to the MediaRing Group’s and MediaRing’s fair value adjustment reserve.

In accordance with the transitional provisions of FRS 39, retrospective application is not permitted for the recognition, derecognition and measurement of financial instruments, for periods prior to January 1, 2005. Consequently, the comparative figures for 2004 have not been restated for the impact of adopting FRS 39.

(ii) FRS 102, Share-based Payment

The main impact of adopting FRS 102 on the MediaRing Group and MediaRing is the recognition of an expense and a corresponding entry to equity for share options granted to senior executives and general employees.

The MediaRing Group and MediaRing have applied FRS 102 retrospectively. In accordance with the transitional provisions of FRS 102 in respect of equity-settled awards, the MediaRing Group and MediaRing have applied FRS 102 only to equity-settled awards granted after November 22, 2002 that had not vested on January 1, 2005.

Under the transitional provisions of FRS 102, the change in accounting policy has resulted in the following:

•	At January 1, 2005, increases in the MediaRing Group’s and MediaRing’s:

(1) Employee share option reserve by $336,000 (2004: $42,000);

(2) Accumulated losses by $336,000 (2004: $42,000);

•	For the year ended December 31, 2005, decreases in the MediaRing Group’s:

(1) Profit for the year by $381,000 (2004: $294,000) due to an increase in the employee benefits expense;

(2) Basic earnings per share by $0.05 cents (2004: $0.04 cents); and

(3) Diluted earnings per share by $0.04 cents (2004: $0.04 cents).

(iii) FRS 103, Business Combinations, FRS 36 (revised), Impairment of Assets and FRS 38 (revised), Intangible Assets

The adoption of FRS 103, FRS 36 (revised) and FRS 38 (revised) has resulted in a change in the accounting policy for goodwill.

Goodwill is stated less accumulated impairment losses and is no longer amortized. Instead, goodwill impairment is tested annually, or when circumstances change, indicating that goodwill might be impaired. Negative goodwill is recognized immediately in the profit and loss account, instead of being systematically amortized over its useful life.

The adoption of the above standards did not result in any impact on the MediaRing Group’s financial statements.

(iv) FRS 105, Non-Current Assets Held for Sale and Discontinued Operations

FRS 105 applies prospectively in accordance with the transitional provisions of FRS 105. The adoption of FRS 105 did not result in any significant change in accounting policies.

(b) Adoption of revised FRS

The MediaRing Group adopted the following revised standards mandatory for annual financial periods beginning on or after January 1, 2005. Comparative figures have been restated where required.

(i) FRS 1 (revised), Presentation of Financial Statements

The adoption of FRS 1 (revised) did not result in any reclassification of comparative figures.

(ii) FRS 21 (revised), The Effects of Changes in Foreign Exchange Rates

As a result of the adoption of FRS 21 (revised), any goodwill arising on the acquisition of a foreign subsidiary and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are now treated as assets and liabilities of the foreign operation and translated at the closing rate accordingly. In accordance with the transition provisions of FRS 21 (revised), this policy is adopted prospectively to all acquisitions occurring after January 1, 2005. Accordingly, comparative figures are not restated.

Goodwill acquired and any fair value adjustments to the carrying amounts of assets and liabilities which arose on acquisitions before January 1, 2005 were deemed to be assets and liabilities of the parent company. This change in accounting policy has no significant impact on the financial statements as at December 31, 2005 or December 31, 2004.

•	Change in functional and presentation currency

With effect from January 1, 2005, MediaRing adopted FRS 21 (revised): The Effects of Changes in Foreign Exchange Rates. With this revision of FRS 21 (revised), the board of directors reviewed the choice of functional currency for MediaRing. As sales and purchases are denominated primarily in US Dollars and net receipts from operations are usually retained in US Dollar, the directors are of the opinion that choosing the US Dollars as the functional currency best reflects the primary economic environment in which MediaRing operates and are also in line with FRS 21 (revised). Hence MediaRing changed its functional and presentation currency from Singapore Dollars (“SGD” or “S$”) to US Dollars. The effect of adopting FRS 21 (revised) led to retrospective changes made to the financials for comparative purposes.

•	Exchange difference on quasi equity loans

The adoption of FRS 21 (revised) has also resulted in the exchange differences arising from a monetary item that forms part of MediaRing’s net investment in a foreign operation being recognized in MediaRing’s profit and loss account. Previously, these exchange differences are reclassified to equity only if the functional currency of the loan is denominated in either the functional currency of MediaRing or the borrowing foreign operation. In the MediaRing Group financial statements, these exchange differences will continue to be reclassified to equity only if the functional currency of the loan is denominated in either the functional currency of MediaRing or the borrowing foreign operation. Upon the disposal of the net investment, the exchange differences will be recognized in the profit and loss account.

Under the transitional provisions of FRS 21 (revised), the change in accounting policy has resulted in the following as at January 1, 2005:

(1) Decrease in the MediaRing Group’s and MediaRing’s translation reserves by $3,708,000 (2004: $4,903,000) and $6,408,000 (2004: $6,289,000), respectively.

(2) Increase in the MediaRing Group’s and MediaRing’s accumulated losses by $3,765,000 (2004: $4,923,000) and $6,639,000 (2004: $6,144,000), respectively.

For the year ended December 31, 2004, increases (decreases) the MediaRing Group’s and MediaRing’s profit for the year by $1,158,000 and ($495,000), respectively.

Additionally, the financial statements of the MediaRing Group and MediaRing are presented in USD, with a corresponding restatement to comparatives.

(iii) Other revised FRSs adopted

In addition, the MediaRing Group adopted the following revised standards which did not result in any significant change in accounting policies:

•	FRS 2 (revised), Inventories;

•	FRS 8 (revised), Accounting Policies, Changes in Accounting Estimates and Errors;

•	FRS 10 (revised), Events after the Balance Sheet Date;

•	FRS 16 (revised), Fixed assets;

•	FRS 17 (revised), Leases;

•	FRS 24 (revised), Related Party Disclosures;

•	FRS 27 (revised), Consolidated and Separate Financial Statements;

•	FRS 28 (revised), Investments in Associates;

•	FRS 31 (revised), Interests in Joint Ventures;

•	FRS 32 (revised), Financial Instruments: Disclosure and Presentation; and

•	FRS 33 (revised), Earnings Per Share.

(c) FRS and Interpretations of Financial Reporting Standard (“INT FRS”) not yet effective

The MediaRing Group has not applied the following FRS and INT FRS that have been issued but are only effective for annual financial periods beginning on or after January 1, 2006:

(i) FRS 19 (revised), Employee Benefits

This revised standard requires additional disclosures to be made regarding information about the trends in the assets and liabilities in the defined benefit plans and the assumptions underlying the components of the defined benefits cost. The adoption of the amendments to FRS 19 will result in additional disclosures being included but has no recognition or measurement impact.

(ii) FRS 40, Investment Property

This standard does not apply to the activities of the MediaRing Group.

(iii) FRS 106, Exploration for and Evaluation of Mineral Resources

This standard does not apply to the activities of the MediaRing Group.

(iv) FRS 107, Financial Instruments: Disclosure

This standard, effective for annual financial period beginning on or after January 1, 2007, requires quantitative disclosures of nature and extent of risks arising from financial instruments in addition to the disclosures currently required under FRS 32. Adoption of this standard will result additional disclosures in the financial statements.

(v) INT FRS 104, Determining Whether an Arrangement Contains a Lease

This interpretation requires the determination of whether an arrangement is, or contains a lease to be based on the substance of the arrangement and requires an assessment of whether the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

(vi) INT FRS 105, Rights to Interests Arising from Decommissioning, Restoration and Environmental Rehabilitation Funds

This interpretation is not expected to be relevant to the activities of the MediaRing Group.

(vii) INT FRS 106, Liabilities Arising from Participating in a Specific Market-Waste Electrical and Electronic Equipment

This interpretation, effective for annual financial periods beginning on or after December 1, 2005, does not apply to the activities of the MediaRing Group.

(viii) INT FRS 107, Applying the Restatement Approach under FRS 29, Financial Reporting in Hyperinflationary Economics

This interpretation, effective for annual financial periods beginning on or after March 1, 2006, does not apply to the activities of the MediaRing Group.

The MediaRing Group expects that the adoption of the pronouncements listed above will have no impact on the financial statements in the period of initial application.
      4.3 Significant accounting estimates and judgments

Estimates, assumptions concerning the future and judgements are made in the preparation of the financial statements. They affect the application of the MediaRing Group’s accounting policies, reported amounts of assets, liabilities, income and expenses, and disclosures made. They are assessed on an on-going basis and are based on experience and relevant factors, including expectations of future events that are believed to be reasonable under the circumstances.

(a) Key sources of estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i) Depreciation of fixed assets

Fixed assets are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of these fixed assets to be within two to five years. The carrying amounts of the MediaRing Group’s and MediaRing’s fixed assets at December 31, 2005 are approximately $2,542,000 and $1,190,000 respectively (2004: $2,218,000 and $843,000). Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

(ii) Share-based payments

The MediaRing Group complies with FRS 102, Share-based Payment, where equity-settled share-based payments are measured at fair value at the date of grant and expensed over the expected vesting period. The carrying amount of the MediaRing Group’s and MediaRing’s employee share option reserve as at December 31, 2005 is approximately $692,000 (2004: $336,000). At each balance sheet date, the MediaRing Group revises estimates of the number of share options that are expected to vest based on non-market vesting conditions. The assumptions of the valuation model used to determine the fair values are set out in Note 28 of MediaRing’s FY 2005 Annual Report.

(b) Critical judgments made in applying accounting policies

In the process of applying the MediaRing Group’s accounting policies, management has made certain judgements, apart from those involving estimations, which have significant effect on the amounts recognized in the financial statements.

(i) Impairment of investments in subsidiaries

MediaRing follows the guidance of FRS 36 in determining the recoverability of its investments in subsidiaries. This requires assessment as to whether the carrying value of its investments in subsidiaries can be supported by the net present value of future cash flows derived from such investments using cash flow projections which have been discounted at an appropriate rate. This determination requires significant judgment, MediaRing determines forecasts of future cash flows based on its estimates of future revenues and operating expenses using historical and industry trends, general market conditions, forecasts and other available information.
      4.4 Investments in subsidiaries

(a) Subsidiaries

A subsidiary is a company in which the MediaRing Group, directly or indirectly, holds more than 50% of the issued share capital, or controls more than half of the voting power, or controls the composition of the board of directors.

In the companies’ separate financial statements, investments in subsidiaries are accounted for at cost less impairment losses.

(b) Principles of consolidation

The consolidated financial statements comprise the financial statements of MediaRing and its subsidiaries as at the balance sheet date. The financial statements of the subsidiaries are prepared for the same reporting date as the parent company. Consistent accounting policies are applied for like transactions and events in similar circumstances.

All intra-group balances, transactions, income and expenses and profits and losses resulting from intra-group transactions that are recognized in assets, are eliminated in full.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the MediaRing Group obtains control, and continue to be consolidated until the date that such control ceases.

Acquisitions of subsidiaries are accounted for using the purchase method. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest.

Any excess of the cost of the business combination over the MediaRing Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities represents goodwill. The goodwill is accounted for in accordance with the accounting policy for goodwill stated in paragraph 4.8 below.

Any excess of the MediaRing Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of business combination is recognized in the profit and loss account on the date of acquisition.

Minority interests represent the portion of profit or loss and net assets in subsidiaries not held by the MediaRing Group. They are presented in the consolidated balance sheet within equity,

separately from the parent shareholders’ equity, and are separately disclosed in the consolidated profit and loss account.

      4.5 Associates

An associate is an entity, not being a subsidiary or a joint venture, in which the MediaRing Group has significant influence. This generally coincides with the MediaRing Group having 20% or more of the voting power, or has representation on the board of directors.

The MediaRing Group’s investment in an associate is accounted for using the equity method. Under the equity method, the investment in an associate is carried in the balance sheet at cost plus post-acquisition changes in the MediaRing Group’s share of net assets of the associate. The MediaRing Group’s share of the profit or loss of the associate is recognized in the consolidated profit and loss account. Where there has been a change recognized directly in the equity of the associate, the MediaRing Group recognises its share of such changes. After application of the equity method, the MediaRing Group determines whether it is necessary to recognise any additional impairment loss with respect to the MediaRing Group’s net investment in the associate. The associate is equity accounted for from the date the MediaRing Group obtains significant influence until the date the MediaRing Group ceases to have significant influence over the associate.

Goodwill relating to an associate is included in the carrying amount of the investment.

Any excess of the MediaRing Group’s share of the net fair value of the associate’s identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the MediaRing Group’s share of the associate’s profit or loss in the period in which the investment is acquired.

When the MediaRing Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the MediaRing Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

The most recent available audited financial statements of the associate are used by the MediaRing Group in applying the equity method. Where the dates of the audited financial statements used are not co-terminous with those of the MediaRing Group, the share of results is arrived at from the last audited financial statements available and un-audited management financial statements to the end of the accounting period. Consistent accounting policies are applied for like transactions and events in similar circumstances. In MediaRing’s separate financial statements, investment in an associate is accounted for at cost less impairment losses.
      4.6 Functional and foreign currency

(a) Functional currency

The management has determined the currency of the primary economic environment in which MediaRing operates i.e. functional currency, to be USD. Sales prices and major costs of providing goods and services including major operating expenses are primarily influenced by fluctuations in USD.

(b) Foreign currency transactions

Transactions in foreign currencies are measured in the respective functional currencies of MediaRing and its subsidiaries and are recorded on initial recognition in the functional currencies at exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the closing rate of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Exchange differences arising on the settlement of monetary items or on translating monetary items at the balance sheet date are recognized in the profit and loss account except for exchange differences arising on monetary items that form part of the MediaRing Group’s net investment in foreign subsidiaries, which are recognized initially in a separate component of equity as foreign currency translation reserve in the consolidated balance sheet and recognized in the consolidated profit and loss account on disposal of the subsidiary. In MediaRing’s separate financial statements, such exchange differences are recognized in the profit and loss account.

(c) Foreign currency translation

The results and financial position of foreign operations are translated into USD using the following procedures:

(i) Assets and liabilities for each balance sheet presented are translated at the closing rate ruling at that balance sheet date; and

(ii) Income and expenses for each income statement are translated at average exchange rates for the year, which approximates the exchange rates at the dates of the transactions.

All resulting exchange differences are recognized in a separate component of equity as foreign currency translation reserve.

Goodwill and fair value adjustments arising on the acquisition of foreign operations on or after January 1, 2005 are treated as assets and liabilities of the foreign operations and are recorded in the functional currency of the foreign operations and translated at the closing rate at the balance sheet date.

Goodwill and fair value adjustments which arose on acquisitions of foreign subsidiaries before January 1, 2005 are deemed to be assets and liabilities of the parent company and are recorded in USD at the rates prevailing at the date of acquisition.

On disposal of a foreign operation, the cumulative amount of exchange differences deferred in equity relating to that foreign operation is recognized in the profit and loss account as a component of the gain or loss on disposal.
      4.7 Fixed assets
      All items of fixed assets are initially recorded at cost. Subsequent to recognition, fixed assets are stated at cost or valuation less accumulated depreciation and any accumulated impairment losses. The carrying values of fixed assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
      The residual values, useful life and depreciation method are reviewed at each financial year-end to ensure that the amount, method and period of depreciation are consistent with previous estimates and the expected pattern of consumption of the future economic benefits embodied in the items of fixed assets.
      An item of fixed assets is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the profit and loss account in the year the asset is derecognized.
      Fixed assets are depreciated using the straight-line method to write-off the cost less estimated residual value over their estimated useful lives, which are as follows:

Furniture, fixtures and fittings	3 — 5 years
Computer equipment	2 — 5 years
Office equipment	3 — 5 years
Motor vehicles	3 — 5 years
Leasehold improvements	3 — 5 years (or period of lease whichever is the shorter)

      Computer equipment include office computers, telecommunication equipment and network equipment.
      4.8 Intangible assets

(a) Patents, trademarks and licenses

The initial costs of acquiring patents, trademarks and licenses are capitalised and charged to the profit and loss account over the licence period but not more than ten years. The costs of applying for and renewing patents and licences are charged to the profit and loss account.

The carrying values of intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in value is provided in full.

(b) Goodwill

Goodwill acquired in a business combination is initially measured at cost being the excess of the cost of the business combination over the MediaRing Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the MediaRing Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the MediaRing Group are assigned to those units or groups of units. Each unit or group of units to which the goodwill is allocated:

(i) Represents the lowest level within the MediaRing Group at which the goodwill is monitored for internal management purposes; and

(ii) Is not larger than a segment based on either the MediaRing Group’s primary or the MediaRing Group’s secondary reporting format.

A cash-generating unit (or group of cash-generating units) to which goodwill has been allocated are tested for impairment annually and whenever there is an indication that the unit may be impaired, by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. Where the recoverable amount of the cash-generating unit (or group of cash-generating units) is less than the carrying amount, an impairment loss is recognized.

Where goodwill forms part of a cash-generating unit (or group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.
      4.9 Financial assets

Financial assets within the scope of FRS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. Financial assets are recognized on the balance sheet when, and only when, the MediaRing Group becomes a party to the contractual provisions of the financial instrument.

When financial assets are recognized initially, they are measured at fair value, plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs. The MediaRing Group determines the classification of its financial assets after initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end.

All regular way purchases and sales of financial assets are recognized on the trade date i.e. the date that the MediaRing Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace concerned.

(a) Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivative financial instruments are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on investments held for trading are recognized in the profit and loss account.

The MediaRing Group does not designate any financial assets not held for trading as financial assets at fair value through profit and loss.

(b) Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the MediaRing Group has the positive intention and ability to hold the assets to maturity. Investments intended to be held for an undefined period are not included in this classification. Other long-term investments that are intended to be held-to-maturity, such as bonds, are subsequently measured at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount and minus any reduction for impairment or uncollectibility. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. For investments carried at amortized cost, gains and losses are recognized in the profit and loss account when the investments are derecognized or impaired, as well as through the amortization process.

(c) Loans and receivables

Non-derivative financial assets with fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Such assets are carried at amortized cost using the effective interest method. Gains and losses are recognized in profit and loss account when the loans and receivables are derecognized or impaired, as well as through the amortization process.

(d) Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition, available-for sale financial assets are measured at fair value with gains or losses being recognized in the fair value adjustment reserve until the investment is derecognized or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in the profit and loss account.

The fair value of investments that are actively traded in organised financial markets is determined by reference to the relevant Exchange’s quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions; reference to the current market value of another instrument, which is substantially the same; discounted cash flow analysis and option pricing models.

For investments where there is no active market and where fair value cannot be reliably measured, they are measured at cost.

      4.10 Impairment of financial assets

The MediaRing Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired.

(a) Assets carried at amortized cost

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investments carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through the use of an allowance account. The amount of the loss is recognized in the profit and loss account.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed. Any subsequent reversal of an impairment loss is recognized in the profit and loss account, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

(b) Assets carried at cost

If there is objective evidence that an impairment loss on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment losses are not reversed in subsequent periods.

(c) Available-for-sale financial assets

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the profit and loss account, is transferred from equity to the income statement. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the profit and loss account. Reversals of impairment losses on debt instruments are reversed through the profit and loss account, if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in the profit and loss account.

4.11	Quoted bonds and long-term deposits

Quoted bonds intended to be held to maturity are classified as held-to-maturity investments under FRS 39, while other quoted bonds which are not identified as held-to-maturity investments are classified as available-for-sale financial assets under FRS 39. Long-term deposits are classified as loans and receivables under FRS 39.

The accounting policies for these financial assets are stated in paragraph 4.9 above.

4.12	Other investments

Quoted equity investments are classified as available-for-sale financial assets under FRS 39. The accounting policy for this category of financial asset is stated in paragraph 4.9 above.

4.13	Stocks

Stocks are stated at the lower of cost and net realizable value. Cost is determined on a first-in-first-out basis. Net realizable value is the estimated selling price less anticipated cost of disposal and after making allowances for damaged, obsolete and slow-moving items.

4.14	Trade and other debtors

Trade and other debtors, including amounts due from subsidiaries and associates, and long-term loans and advances to subsidiaries are classified and accounted for as loans and receivables under FRS 39. The accounting policy for this category of financial assets is stated in paragraph 4.9 above.

An allowance is made for uncollectible amounts when there is objective evidence that the MediaRing Group will not be able to collect the debt. Bad debts are written off when identified. Further details on the accounting policy for impairment of financial assets are stated in paragraph 4.10 above.

4.15	Cash and cash equivalents

For the purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents consist of cash and bank balances and short-term fixed deposits, and are classified as loans and receivables under FRS 39. The accounting policy for this category of financial assets is stated in paragraph 4.9 above.

4.16	Trade and other creditors

Liabilities for trade and other creditors, which are normally settled on 30-90 day terms, and payables to related parties are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

Gains and losses are recognized in the profit and loss account when the liabilities are derecognized as well as through the amortization process.
      4.17 Provisions

Provisions are recognized when the MediaRing Group has a present obligation (legal or constructive) where, as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where applicable, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as an interest expense.
      4.18 Operating lease

Leases where the lessor effectively retains substantially all the risks and benefits of ownership of the leased assets are classified as operating leases. Operating lease payments are recognized as an expense in the profit and loss account on a straight-line basis over the lease term.
      4.19 Impairment of non-financial assets

The MediaRing Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset (i.e. an intangible asset with an indefinite useful life, an intangible asset not yet available for use, or goodwill acquired in a business combination) is required, the MediaRing Group makes an estimate of the asset’s recoverable amount.

An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses of continuing operations are recognized in the profit and loss account as ‘impairment losses’ or treated as a revaluation decrease for assets carried at revalued amount to the extent that the impairment loss does not exceed the amount held in the asset revaluation reserve for that same asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses recognized for an asset other than goodwill may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Reversal of an impairment loss is recognized in the profit and loss account unless the asset is carried at revalued amount, in which case the reversal in excess of impairment loss previously recognized through the profit and loss account is treated as a revaluation increase. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

The MediaRing Group does not reverse in a subsequent period, any impairment loss recognized for goodwill.
      4.20 Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the MediaRing Group and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized.

(a) Rendering of telecommunication services

Revenue from rendering of telecommunication services comprises the gross value of services rendered. Commissions and other incentives given to resellers are separately classified under commissions and other selling expenses as these are part of the distribution costs. Revenue and the related distribution costs from such services are recognized as services are provided. Collections from prepaid telecommunication services are deferred and recognized as revenue as and when the services are provided. Unused prepaid telecommunication services are included in the balance sheet as “deferred revenue.”

(b) Sale of hardware

Revenue from sale of hardware is recognized upon passage of title to the customer that generally coincides with their delivery and acceptance.

(c) Software license fees and software development

Revenue from software license, software customization and system integration services is recognized upon completion and delivery of the services to the customer, based on the percentage of completion method. When the outcome of the services cannot be estimated reliably, revenue is recognized only to the extent of the expenses recognized that are recoverable.

Revenue from post-contract customer support services is recognized proportionately on a time basis over the contract period.

(d) Interest

Revenue is recognized as the interest accrues unless collectibility is in doubt.

      4.21 Research and development costs

Research and development costs are written off in the year in which they are incurred.
      4.22 Employee benefits

(a) Pensions and other post employment benefits

The MediaRing Group has complied with the mandatory contribution schemes including national pension schemes as defined by the laws of the countries in which it has operations. These contributions are recognized as an expense in the period in which the related service is performed.

(b) Employee leave entitlements

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for leave as a result of services rendered by employees up to balance sheet date.

(c) Employee share option plans

Employees (including senior executives and directors) of the MediaRing Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for share options (‘equity-settled transactions’).

The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which the share options are granted. In valuing the share options, no account is taken of any performance conditions, other than conditions linked to the price of the shares of MediaRing (‘market conditions’), if applicable.

The cost of equity-settled transactions is recognized, together with a corresponding increase in the employee share option reserve, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the ‘vesting date’). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the MediaRing Group’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.

Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified. In addition, an expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

In accordance with the transitional provisions of FRS 102 in respect of equity-settled awards, the MediaRing Group has applied FRS 102 only to equity-settled awards granted after November 22, 2002 that had not vested on or before January 1, 2005.
      4.23 Income tax

Deferred income tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured using the tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled based on tax rates enacted or substantively enacted at the balance sheet date.

Deferred tax liabilities are recognized for all taxable temporary differences associated with investments in subsidiaries, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, unabsorbed capital allowances and unused tax losses to the extent that it is probable that taxable profit will be available against which the temporary differences, unabsorbed capital allowances and tax losses can be utilized.

      4.24 Segment reporting

Segment information is presented in respect of the MediaRing Group’s business and geographical segments. The primary format, by business segments, is based on the MediaRing Group’s management and internal reporting structure.

Inter-segment pricing, if any, is determined on an arm’s length basis.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

Segment capital expenditure is the total cost incurred during the period to acquire segment assets that are expected to be used for more than one period.

(a) Business Segments

The main business segments of the MediaRing Group comprise:

(i) Retail Operations comprising mainly:

•	“PC-Phone” service that allows users to make calls from their PC to any phone in the world;

•	“Enterprise” service that allows corporate users to make calls via their existing corporate PABX and internet access;

•	IDD and VoIP telephony service to corporate users and consumers; and

•	Global Calling Card (“GCC”) that offers users the ability to provide low cost calling card services via IP infrastructure.

(ii) Carrier Operations comprising mainly:

•	wholesale traffic terminating services to carriers and service providers; and

•	“Technology Licensing” that offers connectivity and interoperability solutions to telecommunication carriers and wholesale clearing houses.

(iii)	Others

•	This segment is miscellaneous income and expenses that are not considered part of the main business segments.

(b) Geographical Segments

The MediaRing Group has operating offices in three main geographical areas of Asia, USA and Europe. Because of the nature of its business, the MediaRing Group is unable to determine the exact location of its customers. Hence, the location of its operations is used as an indication of the location of its customers. Assets and capital expenditure are based on the location of the assets.

      4.25 Derecognition of financial assets and liabilities

(a) Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

(i) The contractual rights to receive cash flows from the asset have expired;

(ii) The MediaRing Group retains the contractual rights to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement; or

(iii) The MediaRing Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the MediaRing Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the MediaRing Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option on the transferred asset, the extent of the MediaRing Group’s continuing involvement is the amount of the transferred asset that the MediaRing Group may repurchase, except that in the case of a written put option on an asset measured at fair value, the extent of the MediaRing Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of (a) the consideration received (including any new asset obtained less any new liability assumed) and (b) any cumulative gain or loss that has been recognized directly in equity is recognized in the profit and loss account.

(b) Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the profit and loss account.

SCHEDULE D
OPTIONS PROPOSAL
      Under the rules of the Pacific Internet Limited 1999 Share Option Plan (“PacNet Share Option Plan”), the Options are not transferable by the holders thereof (“Optionholders”). In view of this restriction, MediaRing is not making an offer to acquire the Options. For the avoidance of doubt, the Offer will be extended to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise of the Options on or prior to the expiration date of the Offer, or if applicable, on or prior to the expiry of any subsequent offering period. MediaRing will instead propose, subject to:
      (a) all the Conditions of the Offer being satisfied or waived (as applicable);
      (b) the relevant Options continuing to be exercisable into new shares; and
      (c) the administrative committee of the PacNet Share Option Plan (“Options Plan Committee”) not exercising its discretion to grant a cash bonus award to Optionholders for all or part of the Options pursuant to Section 6.1(a) of the PacNet Share Option Plan, to pay to an Optionholder, a cash amount determined in accordance with the Options Proposal (briefly described in this paragraph), (the “Option Price”) in consideration of such Optionholder agreeing:
      (i) not to exercise all or any or the Options held by him in respect of which he has accepted the Options Proposal (the “Relevant Options”) into new shares; and
      (ii) not to exercise all or any of his other rights as holder of the Relevant Options, in each case from the date of this acceptance of the Options Proposal to the respective dates of expiry of the respective Relevant Options. Further, if the Offer is successful, an Optionholder who has accepted the Options Proposal will also be required to surrender all of the Relevant Options held by him for cancellation. If the Offer lapses or is withdrawn or if the Relevant Option ceases to be exercisable into new shares, or the Options Plan Committee grants a cash bonus to Optionholders referred to in (c) above the Options Proposal will lapse accordingly.
      The Option Price is computed on a “see-through basis.” In other words, the Option Price in relation to any Option is the positive difference between:
      (A) the offer price for each PacNet share under the Offer; and
      (B) the exercise price per share under the Relevant Option concerned.
      A separate letter setting out more fully the Options Proposal made by MediaRing to the Optionholders will be sent to them as soon as practicable on the same date as the dispatch of this Offer to Purchase.
      For the avoidance of doubt, the Options Proposal is conditioned upon all Conditions of the Offer being satisfied or waived (as applicable). If the Offer lapses or is withdrawn, the Options Proposal will lapse accordingly. The Offer is not conditioned upon acceptances received in relation to the Options Proposal.
      If an Optionholder wishes to accept the Options Proposal in respect of his Options, he may not exercise those Options in order to accept the Offer in respect of the new shares to be issued pursuant to such exercise. All acceptances of the Options Proposal shall be irrevocable and unconditional, and may not be withdrawn.

D-1

SCHEDULE E
ADDITIONAL GENERAL INFORMATION
      1. No Indemnity Arrangements. To the best knowledge of the directors of MediaRing as at May 10, 2006 (the “Latest Practicable Date”), neither MediaRing nor any of its concert parties has entered into any arrangement of the kind referred to in Note 7 on Rule 12 of the Singapore Code, including indemnity or option arrangements, nor any agreement or understanding, formal or informal, of whatever nature, relating to the PacNet shares which may be an inducement to deal or refrain from dealing in PacNet shares.
      2. No Agreement having any Connection with or Dependence upon this Offer. As at the Latest Practicable Date, there is no agreement, arrangement or understanding between (1) MediaRing or any of its concert parties and (2) any of the present or recent directors of PacNet or the present or recent shareholders of PacNet having any connection with or dependence upon this Offer.
      3. No Payment or Benefit to PacNet Directors. As at the Latest Practicable Date, no payment or other benefit will be made or given to any director of PacNet or any corporation which is by virtue of Section 6 of the Singapore Companies Act deemed to be related to PacNet, as compensation for loss of office or otherwise in connection with this Offer.
      4. No Agreement Conditional upon Outcome of the Offer. As at the Latest Practicable Date, there is no agreement or arrangement made between (1) MediaRing and (2) any of the directors of PacNet or any other person in connection with or conditional upon the outcome of this Offer or otherwise connected with this Offer.
      5. Transfer Restrictions. As far as MediaRing is aware, there is no restriction in the Memorandum or Articles of Association of PacNet on the right to transfer any shares, which has the effect of requiring the holders of such shares, before transferring them, to offer them for purchase to members of PacNet or to any person.
      6. No Material Change in Information. Except as disclosed in this Offer to Purchase, as far as MediaRing is aware, there has been no material change in any information previously published by or on behalf of MediaRing during the period commencing from February 27, 2006, being the date of the initial announcement of our intention to make this Offer and ending on the Latest Practicable Date.

E-1

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      Faxed copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Shareholders of PacNet or their broker, dealer, commercial bank, trust company or other nominee should send the Letter of Transmittal, certificates for the shares and any other required documents to the Depositary as follows:
The Depositary for the Offer is:
Mellon Investor Services LLC

By Hand Delivery:	By Overnight Delivery:	By Mail:

120 Broadway, 13th Floor	480 Washington Blvd.	P.O. Box 3301
New York, New York 10271	Mail Drop-Reorg	South Hackensack,
Attn: Reorganization Dept	Jersey City, New Jersey 07310	New Jersey 07606
	Attn: Reorganization Dept.	Attn: Reorganization Dept.
By Fax Transmission (For Eligible Institutions Only):
Fax Transmission:
(201) 680-4626
To Confirm Fax Transmissions (For Eligible Institutions Only):
Confirm Receipt of Fax
By Telephone: (201) 680-4860
      Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning this Offer.
The Information Agent for the Offer is:
D. F. KING & CO., INC.
48 Wall Street
New York, New York 10005
Call Toll Free in the U.S.: 1 (888) 567-1626
Banks and Brokers Call: 1 (212) 269-5550